EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders of Spansion Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Spansion, Inc. and its subsidiaries at December 28, 2014 and December 29, 2013 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(2) of the Company's Annual Report on Form 10-K for the year ended December 28, 2014 (not included herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 28, 2014, based on criteria established in Internal Control - Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014 (not included herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP
San Jose, California
February 10, 2015

6

Spansion Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended
	December 28,	December 29,	December 30,
	2014	2013	2012

Net sales	$1,251,855	$971,690	$915,932
Cost of sales	869,575	719,062	632,417
Gross Profit	382,280	252,628	283,515
Research and development	171,203	126,768	107,850
Sales, general and administrative	249,346	178,265	135,607
Net gain on sale of Kuala Lumpur land and building	-	-	(28,434)
Restructuring charges	-	6,017	5,650
Operating income (loss)	(38,269)	(58,422)	62,842
Interest income and other, net	2,154	4,406	4,688
Interest expense	(24,196)	(29,792)	(30,147)
Gain on Acquisition of Microcontroller and Analog Business	-	7,950	-
Income (loss) before income taxes	(60,311)	(75,858)	37,383
Provision for income taxes	(9,723)	(2,410)	(12,999)
Net income (loss)	$(70,034)	$(78,268)	$24,384
Less: Net income attributable to the noncontrolling interest	-	-	(503)
Net income (loss) attributable to Spansion Inc. common stockholders	$(70,034)	$(78,268)	$24,887

Net income (loss) per share:
Basic	$(1.15)	$(1.34)	$0.41
Diluted	$(1.15)	$(1.34)	$0.41

Shares used in per share calculation:
Basic	61,088	58,599	59,984
Diluted	61,088	58,599	61,021

See Accompanying Notes to Consolidated Financial Statements

Spansion Inc.
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended
	December 28, 2014	December 29, 2013	December 30, 2012
Net income (loss)	$(70,034)	$(78,268)	$24,384
Other comprehensive income (loss), net of tax:
Net foreign currency translation gain (loss)	354	(1,350)	(1,057)
Gain (loss) on recovery from impaired investments	—	(1,200)	1,200
Net unrecognized loss on the Defined Benefit Plan	(51)	—	—
Net unrealized gain (loss) on cash flow hedges:
Net unrealized hedge gain (loss) arising during the period	(7,623)	15,714	741
Net gain reclassified into earnings for revenue hedges (ineffective portion)	—	(2,415)	—
Net gain reclassified into earnings for cash flow hedges (effective portion)	(978)	(13,298)	(740)
Net loss reclassified into earnings for expense hedges	10,029	—	—
Net unrealized gain on cash flow hedges	1,428	1	1
Other comprehensive income (loss), net of tax	1,731	(2,549)	144
Total comprehensive income (loss)	$(68,303)	$(80,817)	$24,528
Less: Comprehensive income attributable to noncontrolling interest	—	—	(503)
Comprehensive income (loss) attributable to Spansion Inc. common stockholders	$(68,303)	$(80,817)	$25,031

See Accompanying Notes to Consolidated Financial Statements

Spansion Inc.
Consolidated Balance Sheets
(in thousands, except par value and share amounts)
	December 28, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$250,065	$286,069
Short-term investments	50,588	25,428
Accounts receivable, net	136,863	177,838
Inventories	310,724	254,154
Deferred income taxes	7,102	4,592
Prepaid expenses and other current assets	63,167	52,756
Total current assets	818,509	800,837
Property, plant and equipment, net	199,395	185,505
Intangible assets, net	131,529	167,949
Goodwill	166,133	166,422
Other assets	59,606	60,208
Total assets	$1,375,172	$1,380,921

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	173,698	126,680
Accrued compensation and benefits	34,079	57,876
Accrued liabilities and other	145,143	86,352
Income taxes payable	1,361	4,651
Deferred income	35,283	30,247
Current portion of long-term debt	37,881	97,320
Total current liabilities	427,445	403,126
Deferred income taxes	5,343	3,675
Long-term debt, less current portion	372,296	404,612
Other long-term liabilities	41,404	32,048
Total liabilities	846,488	843,461
Commitments and contingencies (Note 21)	—	—
Stockholders’ equity:
Capital stock:
Class A common stock, $0.001 par value, 150,000,000 shares authorized, 62,585,032 shares issued and outstanding as of December 28, 2014 (58,882,949 as of December 29, 2013)	63	59
Class B common stock, $0.001 par value, 1 share authorized, 0 share issued and outstanding as of December 28, 2014 (1 share issued and outstanding as of December 29, 2013)	—	—
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding as of December 29, 2013 and December 30, 2012	—	—
Additional paid-in capital	806,916	747,393
Accumulated deficit	(275,993)	(205,959)
Accumulated other comprehensive loss (Note 6)	(2,302)	(4,033)
Total stockholders’ equity	528,684	537,460
Total liabilities and stockholders' equity	$1,375,172	$1,380,921

See Accompanying Notes to Consolidated Financial Statements

Spansion Inc.
Consolidated Statement of Cash Flows
(in thousands)
		Year Ended
	December 28 ,	December 29,	December 30,
	2014	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$(70,034)	$(78,268)	$24,384
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	108,164	91,216	95,431
Costs relating to partial repurchase of 7.875% Senior Notes	1,137	2,280	—
Asset impairment charges	—	—	2,070
Provision (benefit) for deferred income taxes	(2,723)	(4,985)	5,889
Gain on pension assets	(2,494)	—	—
Gain on sale of Kuala Lumpur land and buildings	—	—	(28,434)
Net gain on sale and disposal of property, plant, and equipment	77	(3,082)	(6,086)
Gain on acquisition of microcontroller and analog business	—	(7,950)	—
Gain on recovery from impaired investments	(1,834)	(11,236)	(1,059)
Reserve reversal on final settlement of bankruptcy change	(3,205)	—	—
Stock-based compensation	40,266	30,687	34,363
Changes in assets and liabilities, net of effect of acquisition
Accounts Receivable	41,485	(68,957)	2,528
Inventories	(56,570)	30,529	(8,667)
Prepaid expenses and other current assets	(2,106)	7,274	2,301
Other assets	(8,304)	(25,929)	10,128
Accounts payable, accrued liabilities, and accrued compensation	32,773	106,665	(15,382)
Income taxes payable	(3,310)	2,037	981
Deferred income	5,073	21,122	(9,047)
Net cash provided by operating activities	$78,395	$91,403	$109,400
Cash Flows from Investing Activities:
Proceeds from sale of property, plant and equipment	$209	$3,206	$45,635
Purchases of property, plant and equipment	(59,820)	(56,002)	(42,286)
Proceeds from recovery of impaired investments	1,852	11,566	1,059
Business acquisition, net of cash acquired	—	(149,952)	—
Proceeds from redemption of marketable securities	27,369	146,840	112,467
Purchases of marketable securities	(52,530)	(120,549)	(96,334)
Net cash provided by (used in) investing activities	$(82,920)	$(164,891)	$20,541
Cash Flows from Financing Activities:
Additional borrowings on term loan, net of discount	$—	$82,117	$—
Refinancing cost on Term Loan and Revolver	—	(416)	(2,597)
Payments on financing arrangements	(107,987)	(9,386)	(30,390)
Proceeds from issuance of 2.0% Senior Exchangeable Notes	—	150,000	—
Costs relating to issuance of 2.0% Senior Exchangeable Notes	—	(4,506)	—
Purchase of capped call for the 2.0% Senior Exchangeable Notes	—	(15,375)	—
Partial repurchase of 7.875% Senior Notes including costs	—	(106,779)	—
Acquisition of noncontrolling interest	—	—	(4,024)
Proceeds from issuance of common stock, net of offering costs	19,263	2,693	1,588
Net proceeds from sale of Sunnyvale property	58,974	—	—
Cash settlement on hedging activies	—	(268)	(1,073)
Purchase of bankruptcy claims	—	—	(24,450)
Net cash provided by (used in) financing activities	$(29,750)	$98,080	$(60,946)
Effect of exchange rate changes on cash and cash equivalents	(1,729)	(700)	(1,668)
Net increase (decrease) in cash and cash equivalents	(36,004)	23,892	67,327
Cash and cash equivalents at the beginning of period	286,069	262,177	194,850
Cash and cash equivalents at end of period	$250,065	$286,069	$262,177

See Accompanying Notes to Consolidated Financial Statements

Spansion Inc.
Consolidated Statement of Cash Flows (Continued)
(in thousands)
		Year Ended
	December 28 ,	December 29,	December 30,
	2014	2013	2012
Supplemental cash flow disclosures:
Interest paid	$15,354	$26,477	$30,904
Income taxes paid, net of refund	$21,039	$7,761	$7,016
Non-cash investing and financing activities
Liabilities relating to property, plant and equipment	$21,737	$9,495	$11,359
Liabilities relating to software license and intellectual property obligations	$—	$17,572	$5,623
Term Loan amendment	$—	$—	$218,789

See Accompanying Notes to Consolidated Financial Statements

Spansion, Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Spansion Inc's Stockholders' Equity	Noncontrolling Interest	Total Equity (Deficit)

Balance at December 25, 2011	59,337	$60	$675,309	$(152,578)	$(1,628)	$521,163	$1,378	522,541

Net loss from December 26, 2011 to December 30, 2012	—	—	—	24,887	—	24,887	(503)	24,384
Other comprehensive income	—	—	—	—	144	144	—	144
Acquisition of a variable interest entity	—	—	4,079			4,079	(875)	3,204
Vesting of RSUs	931	1	—	—	—	1	—	1
Exercise of options	132	—	1,387			1,387	—	1,387
Retirement of common stock	(3,133)	(3)	3	—	—	—	—	—
Stock-based compensation	—	—	34,363	—	—	34,363	—	34,363
Purchase of bankruptcy claims	—	—	(24,450)	—	—	(24,450)	—	(24,450)
Other	—	—	200			200		200
Balance at December 30, 2012	57,267	$58	$690,891	$(127,691)	$(1,484)	$561,774	$—	$561,774

Net loss from December 30, 2012 to December 29, 2013	—	—	—	(78,268)	—	(78,268)	—	(78,268)
Other comprehensive loss	—	—	—	—	(2,549)	(2,549)	—	(2,549)
Vesting of RSUs	1,739	1	(1)	—	—	—	—	—
Exercise of options	279	—	2,693			2,693	—	2,693
Retirement of common stock	(402)	—	—	—	—	—	—	—
Stock-based compensation	—	—	30,686	—	—	30,686	—	30,686
Issuance of 2.0% Senior Exchangeable Notes including costs	—	—	38,499	—	—	38,499	—	38,499
Purchase of capped calls	—	—	(15,375)	—	—	(15,375)	—	(15,375)
Balance at December 29, 2013	58,883	$59	$747,393	$(205,959)	$(4,033)	$537,460	$—	$537,460

Net loss from December 29, 2013 to December 28, 2014	—	—	—	(70,034)	—	(70,034)	—	(70,034)
Other comprehensive income	—	—	—	—	1,731	1,731	—	1,731
Vesting of RSUs	2,280	2	(2)	—	—	—	—	—
Exercise of options	1,551	2	19,262	—	—	19,264	—	19,264
Costs related to the issuance of 2% Senior Exchangeable Notes	—	—	(3)	—	—	(3)	—	(3)
Retirement of common stock	(129)	—	—	—	—	—	—	—
Stock-based compensation	—	—	40,266	—	—	40,266	—	40,266
Balance at December 28, 2014	62,585	$63	$806,916	$(275,993)	$(2,302)	$528,684	$—	$528,684

See Accompanying Notes to Consolidated Financial Statements

1. Basis of Presentation
The accompanying consolidated financial statements of Spansion Inc. (“the Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to the rules and regulations of the SEC. The Company operates on a 52- to 53-week fiscal year ending on the last Sunday in December. Fiscal 2014, fiscal 2013 and fiscal 2012 are comprised of 52-week, 52-week and 53-week periods, respectively. The additional week in a 53-week fiscal year is added to the second quarter to realign the Company’s fiscal quarters more closely to calendar quarters.
2. Significant Accounting Policies
Principles of Consolidation

The consolidated financial statements include all the accounts of the Company and those of its wholly owned subsidiaries, and all intercompany accounts and transactions have been eliminated.

On August 8, 2011, the Company entered into a design services and purchase option agreement with a private semiconductor company, which was determined to be a variable interest entity of which the Company was the primary beneficiary because the Company had the power to direct the activities of the entity through the arrangements. On April 1, 2012, the Company acquired substantially all assets and assumed certain liabilities of the VIE under an asset purchase agreement and the entity ceased to be a VIE as of the acquisition date.

On August 1, 2013, the Company acquired the Microcontroller and Analog (MCA) business of Fujitsu Semiconductor Limited (FSL). The consolidated financial statements include the results of operations of the Company, the MCA business commencing as of the acquisition date and all of the Company’s other wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates
The preparation of the Company’s consolidated financial statements and disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of commitments and contingencies and the reported amounts of revenues and expenses during the reporting periods. Estimates are used to account for the fair value of assets acquired and liabilities assumed on acquisition, marketable securities, revenue adjustments, the allowance for doubtful accounts, inventory write-downs, valuation of acquired intangible assets, impairment of long-lived assets, legal contingencies, income taxes, stock-based compensation, the fair value of long-term debt, product warranties and pension related liabilities. Actual results may differ from those estimates, and such differences may be material to the Company’s consolidated financial statements.
Cash Equivalents

Cash equivalents consist of financial instruments that are readily convertible into cash and have remaining maturities of three months or less at the time of purchase.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts based on a variety of factors, including the length of time the receivable is past due, historical experience and the financial condition of customers.
Inventories
Inventories are stated at cost adjusted to approximate the lower of actual cost (first-in, first-out method) or market. The Company writes down inventory based on its estimated forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand, and such differences may have a material effect on recorded inventory values.

Revenue Recognition

The Company recognizes revenue from product sales to OEMs when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title, fixed or determinable pricing and when collectability is reasonably assured. The Company records an allowance for estimated customer returns based on historical experience.

The Company sells directly to distributors under terms that provide for rights of return, stock rotation and price protection guarantees. Since the price is not fixed and determinable, we are unable to estimate the returns under the stock rotation rights and price protection to its distributors and the company therefore defers the recognition of revenue and related product costs on these sales as deferred income until distributors submit point of sales report. The Company also sells some of its products to certain distributors under sales arrangements that do not allow for rights of return or price protection on unsold products. The Company recognizes revenue on these sales when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title, fixed or determinable pricing and when collectability is reasonably assured. The related costs of sales were recognized concurrent with revenue recognition.

The Company recognizes revenue net of sales taxes, value-added taxes, and transaction taxes directly imposed by governmental authorities on the Company’s revenue producing transactions with its customers. The Company includes shipping costs related to products shipped to customers in cost of sales.

The Company has previously licensed its patents to other companies and intends to do so in the future. The terms and conditions of license agreements are highly negotiated and can vary significantly. Generally, however, when a license agreement requires the payment of royalties to the Company, fixed payment amounts are recognized on the date they become due. For other royalty agreements, revenue is recognized based on notification of the related sales from the licensees.
Property, Plant and Equipment

Depreciation and amortization are provided on a straight-line basis over the existing useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining terms of the lease or the estimated economic useful life of the improvements. Estimated useful lives for property, plant and equipment are as follows:

Machinery and Equipment (including software)         2 to 7 years
Building and building improvements     5 to 26 years
Goodwill
Goodwill represents the allocated enterprise value in connection with fresh start accounting and the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired in a business combination. In accordance with the accounting guidance, goodwill amounts are not amortized, but rather are tested for impairment at the reporting unit level at least annually, or more frequently if there are indicators of impairment present. The Company concluded impairment should be evaluated at the single entity-wide level. Refer to Note 9 for more information.
Intangible Assets
Intangible assets other than In-Process Research and Development (IPR&D) include developed technology, customer relationships, trade names and trademarks, which are amortized on a straight-line basis over periods based on their estimated lives. See Note 9 for further details. If an IPR&D project is completed, the carrying value of the related intangible asset is amortized over the remaining estimated life of the asset beginning in the period in which the project is completed and sales of related product commenced.
Impairment of Long-Lived Assets including Acquisition-Related Intangible Assets

The Company considers quarterly whether indicators of impairment of long-lived assets are present. These indicators may include, but are not limited to, significant decreases in the market value of an asset, significant changes in the extent or manner in which an asset is used or an adverse change in the Company’s overall business climate. If these or other indicators are present, the Company tests for recoverability of the asset group. If the Company determines that the asset group is not recoverable, the Company will recognize an impairment loss based on the excess of the carrying amount of the assets over its fair value. Fair value is determined by discounted future cash flows, appraisals or other methods.

Foreign Currency Translation/Transactions

The functional currency of the Company and its foreign subsidiaries except for Spansion International Trading Inc. and Nihon Spansion Limited is the U.S. dollar. Adjustments resulting from re-measuring foreign currency denominated transactions and balances of these subsidiaries, other than Spansion International Trading Inc. and Nihon Spansion Limited, into U.S. dollars are included in the Consolidated Statements of Operations. Adjustments resulting from translating the foreign currency financial statements of Nihon Spansion Limited, for which the functional currency is the Japanese yen, into the U.S. dollar reporting currency were included as a separate component of accumulated other comprehensive loss. Gains or losses resulting from transactions denominated in currencies other than the functional currencies of the Company and its subsidiaries are recorded in interest and other income (expense), net.

Research and Development Expenses

The Company expenses research and development costs in the period in which such costs are incurred.

Advertising Expenses

Advertising costs are expensed as incurred and were immaterial for fiscal 2014, 2013 and 2012.

Net Income (Loss) per Share

Basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated by using the weighted average number of common shares outstanding during the period, increased to include the number of additional shares of common stock that would have been outstanding if the shares of common stock underlying the Company’s outstanding dilutive stock options, RSUs and other similar equity instruments had been issued. The dilutive effect of outstanding options and Restricted Stock Units (RSUs) is reflected in diluted net income (loss) per share by application of the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

On August 26, 2013, Spansion LLC issued $150.0 million of the 2.0% Senior Exchangeable Notes (the Notes) in a private placement. The Notes can be settled either by cash or shares of common stock of the Company, or a combination of both at the discretion of the Company. The potential dilutive impact of the Notes is computed using the if-converted method. The if-converted method is used for convertible securities that have a potential for sharing in earnings as common stock. Thus, the interest expense less income tax effects applicable to the Notes are not recognized in net income (loss) to determine basic and diluted net income (loss) per share and the weighted-average number of shares is adjusted to reflect the assumed conversion as of the beginning of the year or actual date of issuance if later.
The following table presents the computation of basic and diluted net income (loss) per share:

	Year Ended
	December 28, 2014	December 29, 2013	December 30, 2012
	(in thousands except for per-share amounts)

Numerator:
Net income (loss)	$(70,034)	$(78,268)	$24,887
Denominator:
Denominator for basic net income per share, weighted average shares	61,088	58,599	59,984
Effect of dilutive securities:
Weighted average diluted options	—	—	1
Weighted average unvested RSU's, key executive RSU's	—	—	1,036
Denominator for diluted net income per share, weighted average shares	61,088	58,599	61,021

Net income (loss) per share:
Basic net income (loss) per share	$(1.15)	$(1.34)	$0.41
Diluted net income (loss)per share	$(1.15)	$(1.34)	$0.41
Potentially dilutive shares excluded from the diluted income per share computation because their effect would have been anti-dilutive
- RSUs and Options	7,752	5,037	7,530
- Conversion of the Notes	10,814	3,714	—
Income Taxes
In determining taxable income for financial statement reporting purposes, the Company makes estimates and judgments. These estimates and judgments are applied in the calculation of specific tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes.
The Company assesses the likelihood that it will be able to recover its deferred tax assets. Unless recovery of these deferred tax assets is considered more likely than not, the Company increases its provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance against those deferred tax assets for which the Company does not believe it is more likely than not they will be realized. The Company considers past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance.
In addition, the calculation of the Company’s tax liabilities involves the application of complex tax rules and the potential for future adjustments by the relevant tax jurisdiction. If the Company’s estimates of these taxes are greater or less than actual results, an additional tax benefit or charge will result.
In determining the financial statement effects of an unrecognized tax position, the Company determines when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. In this determination, the Company assumes that the position will be examined by a taxing authority that has full knowledge of all relevant information, and will be resolved in the court of last resort. The more likely than not recognition threshold means that no amount of tax benefits may be recognized for a tax position without a greater than 50% likelihood that it will be sustained upon examination.
Stock-Based Compensation

Stock-based compensation is determined on the grant date based on the fair value of the award and is recognized as expense over the requisite service period.
The fair value of stock option and ESPP awards is estimated at the grant date using the Black-Scholes option valuation model. The Black Scholes options valuation, requires the use of inputs like expected volatility, expected term, expected dividend yield, and expected risk-free rate of return. The Company’s expected volatility is based on the historical volatility of its traded stock. For stock options granted in fiscal 2013 and fiscal 2012, since the Company did not have sufficient history, the Company also used the volatilities of competitors with similar characteristics, who were in the same industry sector (guideline companies). Similarly, the Company used the simplified calculation of expected term as it does not have sufficient historical exercise data. If it determines that other methods to estimate expected volatility or expected life were more reasonable, or if other methods for calculating these input assumptions were prescribed by authoritative guidance, the fair value calculated for stock-based awards could change significantly.
The fair value of RSUs and key executive RSUs and PSUs issued in the fourth quarter of fiscal 2014, is based on the market value of the Company’s common stock on the date of grant. For key executive RSUs, the recognition as expense is determined based upon management’s estimate of the probability and timing for achieving the associated performance criteria. Stock-based compensation for performance-related awards is recognized over the estimated performance period, which may vary from period to period based upon management’s estimates of achievement and the timing to achieve the related performance goals. These awards vest once the performance criteria are met.
The fair value of the performance-based restricted stock awards (PSUs) other than those issued in the fourth quarter of fiscal 2014 is estimated using a Monte Carlo simulation to simulate a range of our possible future stock prices and the other companies in the Company’s peer group. The simulation requires assumptions for expected volatilities and correlation coefficients of each entity, risk-free rate of return, and dividend yield. Expected volatilities are based on the Company’s historical volatilities over a period equal to the length of the measurement period and the other companies in the peer group. Correlation coefficients are based on the same data used to calculate historical volatilities and are used to model how each entity’s stock price moves in relation each of the other companies included in the peer group. Dividends are assumed to be reinvested in the issuing entity over the measurement period, equating to a zero percent dividend yield for us and the other companies in the Company’s peer group.
The Company estimates forfeitures based on historical experience related to its own stock-based awards granted. The Company anticipates that these estimates will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Employee Benefit Plans

The Company sponsors a number of defined contribution plans worldwide and a defined benefit pension plan in Japan. On April 1, 2014, the Company set up the Spansion Innovates Group Cash Balance Plan (a defined benefit plan), for the employees transferred as part of the MCA business acquired in fiscal 2013. Defined benefit pension plans are accounted for on an actuarial basis, which requires the selection of various assumptions such as turnover rates, discount rates and other factors. The discount rate assumption is determined by comparing the projected benefit payments to the Japanese corporate bonds yield curve as of end of the fiscal year. The benefit obligation is the projected benefit obligation (PBO), which represents the actuarial present value of benefits expected to be paid upon retirement. This liability is recorded in other long term liabilities on the Consolidated Balance Sheets. Net periodic pension cost is recorded in the Consolidated Statements of Operations and includes service cost. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money associated with the passage of time on the PBO. Gains or losses resulting from a change in the PBO if actual results differ from actuarial assumptions will be accumulated and amortized over the future life of the plan participants if they exceed 10% of the PBO. If the amount of a net gain or loss does not exceed the corridor amount, they will be recorded. See Note 14 for further details on the pension plans.

Fair Value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In measuring fair value, the Company uses a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s best estimate of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
Level 1-Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2-Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the asset/liability’s anticipated life.
Level 3-Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The availability of observable inputs can vary and is affected by a wide variety of factors. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. When observable prices are not available, the Company either uses implied pricing from comparable companies or valuation models based on net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors. Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those it believes market participants would use in pricing the asset or liability at the measurement date. Please see Note 16 for further details on fair value measurement.
Estimates relating to Litigation Reserve / Settlements
The Company’s litigation reserve policy requires it to record an estimate for litigation expenses that will be incurred to defend it over the course of a reasonable period of time. Currently, this is estimated at twelve months. Judgment is necessary to estimate these costs and an accrual is made when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued an accounting standard update that provides for a new single revenue accounting model that will replace existing revenue recognition guidance. The guidance requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. The guidance becomes effective in the first quarter of the Company’s fiscal year ending December 31, 2017. The Company will have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard update. The Company is evaluating the impact that the standard update will have on its consolidated financial statements.

In August 2014, the FASB issued an accounting standard update relating to management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and on the related disclosures. The update requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. The guidance is effective in the interim and annual periods beginning after December 15, 2016, with early application permitted.  The adoption of this update is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

3. Proposed Merger with Cypress Semiconductor Corporation

On December 1, 2014, the Company entered into an Agreement and Plan of Merger and Reorganization, dated as of December 1, 2014, by and among Cypress Semiconductor Corporation, Mustang Acquisition Corporation (Merger Agreement). In accordance with the Merger Agreement, each share of common stock of Spansion, par value $0.001 per share will be converted into the right to receive 2.457 shares of common stock, par value $0.01 per share of Cypress subject to the calculation adjustments specified in the agreement. Cypress will assume all outstanding options to purchase shares of the Spansion common stock, Spansion restricted stock units, and Spansion performance stock units. Upon completion of the proposed merger, shares of Spansion common stock will cease trading on the New York Stock Exchange or any other stock exchange or quotation system. Shares of Cypress Common Stock are listed on the Nasdaq Global Select Market. The merger is expected to close in the first half of fiscal 2015, subject to customary closing conditions, including termination of the applicable waiting period in Japan and approval by Spansion and Cypress stockholders.

During the fiscal year ended December 28, 2014, the Company incurred $4.1 million of merger costs which has been recorded in the sales, general and administrative expense line of the Consolidated Statements of Operations.
4. Acquisition
On August 1, 2013, the Company acquired the MCA business of FSL for purchase consideration of $158.5 million, ($150.0 million, net of cash acquired). Pursuant to the terms and conditions of a Stock Purchase Agreement with FSL, the Company acquired certain subsidiaries and assets and assumed certain liabilities of FSL for purposes of acquiring FSL’s business of designing, developing, marketing and selling microcontroller and analog semiconductor products.

The table below represents the final allocation of the purchase price to the net assets acquired based on their estimated fair values as of August 1, 2013:

Fair Values
($ in thousands)
Cash	8,595
Restricted cash	23,923
Accounts receivable	1,534
Inventory	104,300
Property and equipment, net	12,143
Intangible Assets
Developed technology
Automotive microcontrollers	10,500
Consumer microcontrollers	5,900
Analog	12,700
In-Process technology	500
Customer relationships	18,800
Trademarks	2,700
Tradenames	1,400
Deferred tax liability	(3,739)
Japan Pension related underfunded liability	(23,923)
Japan employees compensation and benefits liability	(8,840)
Gain on acquisition of Microcontroller and Analog business	(7,950)
Total Purchase Consideration	158,543

There were no changes in fiscal 2014 to the allocation of purchase price to the net assets acquired under the MCA business.

Gain on acquisition

The accounting guidance requires that an economic gain resulting from the fair value received being greater than the consideration paid to acquire the net assets be recorded as a one-time gain included in earnings on the acquisition date. The Company recorded a gain on acquisition of $8.0 million in fiscal 2013, which is disclosed as a separate line in the accompanying Consolidated Statement of Operations.

The Company was able to acquire the MCA business for less than the sum of the fair value of its net assets largely as a result of its long-standing and on-going relationship with FSL, including the existing and future distribution and supply agreements and synergies between the Company’s core flash memory business, the MCA business and Fujitsu’s continuing business in the semiconductor space. Additionally, the Company believes there is a significant difference in the market participant approach it used to value the business compared to the way Fujitsu valued the business due to the differences in each company’s method of running the business. Historically, Fujitsu operated the MCA business as a fully integrated manufacturer owning substantially all of the manufacturing facilities in the supply chain. In recent years while at Fujitsu, the high fixed cost nature of this business model contributed to its substantial losses. The Company, conversely, valued the business using the income approach based on an outsourced business model where the Company mainly incurs only the variable cost of manufacturing in sourcing products for the MCA business going forward.

Identifiable intangible assets

Developed technology relates to FSL’s automotive microcontroller, consumer microcontroller and analog technologies that have reached technological feasibility. Developed technology was valued at the individual product level under each of these categories. The income approach, specifically the multi-period excess earnings method, which calculates the value based on the risk-adjusted present value of the cash flows specific to the products, net of all contributory asset returns was used. The estimated economic lives of the underlying developed technologies were based on the estimated product lifecycles of the current automotive, consumer, and analog products. A discount rate of 24.0% was used to discount the cash flows to the present value.

In-process research and development (IPR&D) relates to research and development for products that have not yet reached technological feasibility. A discount rate of 26.0% was used to value the research and development projects, adjusted to reflect additional risks inherent in the acquired projects. Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will be subject to periodic impairment testing. All IPR&D projects reached technological feasibility as of December 28, 2014 and was reclassified into developed technology.

Customer relationships represent the fair value of future projected revenue that will be derived from sales of products to existing customers of the MCA business. As a result of the acquisition, the Company entered into an agreement with Fujitsu for the distribution of its microcontroller and analog products in Japan and acquired several non-Japan customer relationships. Customer relationships were valued using the with-and-without-method, a form of the income approach, which captures the opportunity cost associated with the theoretical loss of customers existing as of the valuation date. The method involves a comparison of the cash flows as if the customer relationships were in place versus as if the customer relationships were to be created "from scratch". This method also assumes that all other assets, know-how and technology were easily available in both scenarios.

Product trademarks and trade names are considered a type of guarantee of a certain level of quality or performance. A well-recognized mark or name is an intangible asset that may have considerable value to the Company. As a result of the acquisition of Fujitsu’s MCA business, the Company was assigned the right to utilize certain product trademarks. In addition to the product trademarks assigned, the Company was also allowed to use the Fujitsu trademark for a transitionary period of 6 months. The product trademarks and royalty-free right to use the Fujitsu name were valued using the Relief-from-Royalty Method of the Income approach. This method is based on the assumption that in lieu of ownership, a market participant would be willing to pay a royalty in order to exploit the related benefits of this asset.

Customer relationships, trademarks and trade names were fair valued using a discount rate of 24.0%. The estimated fair values of these intangibles will be amortized on a straight line basis.

Liability for employees related pension obligations

The majority of the transferred employees were participants in the Fujitsu Corporate Pension Fund and Retirement Allowance Plan (together, the Pension Plan). The Pension Plan had underfunded liabilities as of August 1, 2013 which the Company assumed, pursuant to a cash transfer by FSL for the total amount of such obligation. The liabilities and related cash transfer amount were determined based on the estimated present value of the projected defined-benefit obligation less the estimated fair value of Pension Plan assets at August 1, 2013 that were allocated from the Fujitsu Pension Plan for the transferred employees in accordance with the terms of the Stock Purchase Agreement (SPA). This SPA provides that such cash transferred will not be used by the Company for any purposes other than to pay benefits to the transferred employees. As a result, this cash is treated as restricted cash and is recorded in Other Current Assets and the underfunded liabilities are recorded under Accrued Compensation and Benefits in the Consolidated Balance Sheet. The Company accounted for the Pension Plan under the multi-employer accounting rules until March 30, 2014. Please see Note 14 for further details on the pension obligations.

Other liabilities assumed as part of the acquisition

The Company assumed certain other liabilities of $8.8 million relating to employee compensation and benefits mainly relating to Japan for which FSL provided cash in the same amount.

Pro Forma consolidated results of operations for fiscal 2013

The following unaudited pro forma consolidated results of operations for the years ended December 29, 2013 and December 30, 2012 assumes the acquisition had occurred as of December 26, 2011. The pro forma results of operations are presented for informational purposes only and are not indicative of the results of operations that would have been achieved if the acquisition had taken place on December 26, 2011 or of results that may occur in future. For the purpose of this pro forma financial information, adjustments were made to include the depreciation of the acquired property and equipment, the amortization of the acquired intangible assets and the income tax effects relating to such adjustments. Adjustments were also made to exclude the gain on acquisition, acquisition related costs, amortization of the fair market value of inventory markup and the income tax effects relating to such adjustments for the fiscal year ended December 29, 2013 and to include these items for the fiscal year ended December 30, 2012:

	Year Ended
	December 29, 2013	December 30, 2012
	(in thousands, except per share amounts)
Net sales	$1,261,221	$1,518,020
Net loss	$(178,115)	$(227,079)

Net loss
Basic	$(3.04)	$(3.79)
Diluted	$(3.04)	$(3.79)

The MCA business contributed net sales of $222.8 million from acquisition date of August 1, 2013 through December 29, 2013. It is impracticable to determine the earnings for the MCA business as the Company does not allocate non-operating items to its various product groups.

5. Balance Sheet Components

	December 28, 2014	December 29, 2013
	(in thousands)
Cash and cash equivalents
Cash	$247,271	$282,163
Cash equivalents:
Money market funds	435	3,906
Certificates of deposit	2,359	—
Cash and cash equivalents	$250,065	$286,069

Short-term investments
Time deposits	$28,088	$14,045
Certificates of deposit	22,500	11,383
Short-term investments	$50,588	$25,428

Account receivable, net
Accounts receivable, gross	$137,273	$178,252
Allowance for doubtful accounts	(410)	(414)
Account receivable, net	$136,863	$177,838

Inventories
Raw materials	$9,543	$11,056
Work-in-process	246,435	176,601
Finished goods	54,746	66,497
Inventories	$310,724	$254,154

Property, plant and equipment, net
Land	$45,168	$45,168
Buildings and leasehold improvements	67,008	61,923
Equipment	426,863	385,679
Construction in progress	27,733	19,734
Accumulated depreciation and amortization	(367,377)	(326,999)
Property, plant and equipment, net	$199,395	$185,505

Accrued compensation and benefits
Accrued vacation	$12,306	$11,077
MCA business employees pension related obligation	5,109	22,406
Others	16,664	24,393
Accrued compensation and benefits	$34,079	$57,876

Accrued liabilities and other
Short term license liability	$5,963	$13,003
Obligation recorded from sale of Sunnyvale property	59,844	—
Litigation reserve	32,129	20,419
Others	47,207	52,930
Accrued liabilities and other	$145,143	$86,352

Other long term liabilities
MCA business employees pension related obligation	$10,783	$—
Others	30,621	32,048
Other long term liabilities	$41,404	$32,048

Depreciation expense was $58.0 million for the year ended December 28, 2014, $51.6 million for the year ended December 29, 2013 and $67.3 million for the year ended December 30, 2012.

As of December 28, 2014, the Company had cash, cash equivalents, and short-term investments of $288.8 million held within the United States and $11.9 million held outside of the United States. As of December 29, 2013, the Company had cash, cash equivalents, and short term investments of $298.3 million held within the United States and $13.2 million held outside the United States.

All securities other than the Federal Deposit Insurance Corporation (FDIC) insured certificates of deposit were designated as available-for-sale. FDIC insured certificates of deposit are held to maturity. Gross unrealized gains and losses on cash equivalents and short term investments were not material as of December 28, 2014 and December 29, 2013. Gross realized gains and losses on cash equivalents and short-term investments were not material as of December 28, 2014 and December 29, 2013.

Sale of Sunnyvale property and new headquarters lease
On January 23, 2014, the Company sold its property in Sunnyvale, California, consisting of 24.5 acres of land with approximately 471,000 square feet of buildings that included the Company’s headquarters building and submicron development center, a Pacific Gas & Electric transmission facility and a warehouse building, for net consideration of $59.0 million. The Company concurrently leased back approximately 170,000 square feet of the headquarters building on a month-to-month basis with the option to continue the lease for up to 24 months; thereafter either party can terminate the lease. The first six months of the lease were rent free; thereafter the rents were lower than the market rates. For accounting purposes, these rents are deemed to have been netted against the sale proceeds and represent prepaid rent. As such, the use of the property after its sale constitutes continuing involvement, and recognition of the sale of the property and the related gain is deferred until the lease period ends. On account of the proposed merger with Cypress, the Company will continue to lease the Sunnyvale property until at least the first half of fiscal 2015.

On May 22, 2014, subsequent to the sale of the Company’s property in Sunnyvale, the Company also entered into a new headquarters lease for renting office space in San Jose, California. The lease is for a period of 12 years, with two options to extend for periods of five years each after the initial lease term. The initial term of the lease commenced on January 1, 2015 and will expire on December 31, 2026. In light of the pending merger with Cypress, the Company is evaluating alternatives with respect to the new headquarters lease and will decide whether to terminate the lease after paying the requisite penalties or sublease the property or occupy part of the property if needed.

6. Accumulated Other Comprehensive Loss

The following table summarizes the activity related to accumulated other comprehensive loss, net of tax:

	Foreign Currency Translation Adjustment	Net Gains and Losses on Cash Flow Hedges		Unrealized Gains and Losses on Available-for-Sale Securities	Unrecognized Gain and Losses on Defined Benefit Plan		Total

	(in thousands)

Balance as of December 30, 2012	$(2,685)	$1		$1,200	$—		$(1,484)
Other comprehensive income before reclassification, net of tax	(1,350)	15,714		—	—		14,364
Amounts reclassified into income (effective portion)	—	(13,298)	(1)	—	—		(13,298)
Amounts reclassified into income (ineffective portion)	—	(2,415)	(1)	—	—		(2,415)
Amounts reclassified on gain on recovery of impaired investments to earnings	—	—		(1,200)	—		(1,200)
Net other comprehensive loss	$(1,350)	$1		$(1,200)	$—		$(2,549)
Balance as of December 29, 2013	$(4,035)	$2		$—	$—		$(4,033)
Other comprehensive income before reclassification, net of tax	354	(7,623)		—	—		(7,269)
Amounts reclassified to income (effective portion)	—	9,051		—	—	(1)	9,051
Net change in unrecognized loss on Defined Benefit Plan	—	—		—	(51)		(51)
Net other comprehensive income (loss)	$354	$1,428		$—	$(51)		$1,731
Balance as of December 28, 2014	$(3,681)	$1,430		$—	$(51)		$(2,302)

(1) Please see note 17 for the further information on the reclassification

7. Equity Incentive Plan and Stock-Based Compensation
Plan Descriptions
2010 Equity Incentive Award Plan
The Company’s 2010 Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units, restricted stock, performance awards, stock payments, dividend equivalents and deferred stock to its employees, consultants and non-employee members of its Board of Directors.
The 2010 Plan is administered by the Compensation Committee of the Company’s Board of Directors, and that committee has the authority to, among other things, grant awards, delegate certain of its powers, accelerate or extend the vesting or exercisability of awards and determine the date of grant of an award. The maximum term of any stock option granted under the 2010 Plan is seven years from the date of grant and the exercise price of each option is determined under the applicable terms and conditions as approved by the Compensation Committee.
The 2010 Plan provides that incentive stock options may only be granted to employees of the Company or its subsidiaries. All stock options expire if not exercised by the seventh anniversary of the grant date.

Annual RSU awards granted generally vest over a period of two to four years. Shares that are subject to or underlie awards that expire or for any reason are cancelled, terminated or forfeited, or fail to vest will again be available for grant under the 2010 Plan. In the fourth quarter of fiscal 2014, the Company issued special RSU awards to certain employees in recognition of their contributions, which vested in the same quarter.
The 2010 Plan also provides for the issuance of performance based awards. Key executive RSUs granted have both service conditions and certain performance conditions. The key executive RSU awards granted in fiscal 2010 and fiscal 2011 have a four-year performance period. In fiscal 2012, the Company granted key executive RSUs with both two and three year performance period. On the key executive RSUs with a three year performance period, a minimum of 50% and a maximum of 150% of base shares may vest over a three-year period, subject to the Company’s financial performance. If the performance goals are not met in a particular year, the unvested shares will be carried forward, but will be forfeited if not earned by the last performance year. On the awards with two year performance period, a minimum of 0% and a maximum of 100% base shares vest each year subject to performance.
In fiscal 2013, the Company granted PSUs to certain senior executives. The PSUs have vesting percentages ranging from 0% to 100%, calculated based on the relative TSR of the Company’s common stock as compared to the TSR of its peer companies. These awards are divided into two equal tranches, each with an 18-month performance period. The first performance period is from February 1, 2013 through July 31, 2014 and the second performance period is from August 1, 2014 through January 31, 2016. The grant date fair value for these grants is estimated using the Monte-Carlo performance share unit valuation model. The first tranche of these PSUs vested in fiscal 2014 at 100% based on the relative TSR of the Company’s common stock as compared to the TSR of its peer companies.
In the first quarter of fiscal 2014, the Company granted PSUs to certain senior executives, which have goals based on a combination of company- specific financial targets measured in the first year of the grant, and a relative total shareholder return (TSR) target that compares the Company’s TSR over a three-year period to a benchmark peer-group TSR. These stock awards vest at the end of the performance period of three years from the grant date. The number of stock awards that can vest range from 0% to 150% of those initially awarded. The Company-specific financial targets were met in the first year and the senior executives were entitled to a minimum of 100% of the initial shares granted. In evaluating the fair value of these awards, the Company used a combination of the stock price at the close of market on grant date for the performance condition, and a Monte Carlo simulation on the grant date, taking the market-based goal into consideration, for the market condition.
In the fourth quarter of fiscal 2014, the Company granted PSUs with graded vesting over three years to certain employees. These awards have both service conditions and performance conditions relating to achievement of certain financial targets. As of December 28, 2014, the performance condition for these awards has been met.

2014 Employee Stock Purchase Plan (ESPP)

On May 16, 2014, the stockholders of the Company approved the Spansion Inc. 2014 Employee Stock Purchase Plan, which is qualified under Section 423 of the Internal Revenue Code. The ESPP provides that eligible employees may contribute up to 10% of their base salary towards the purchase of the Company’s common stock. The per share purchase price to the employee will be 85% of the fair market value of the stock at the beginning or the end of the offering period, whichever is lower.

The total number of shares of common stock reserved for issuance under the plan is 2.0 million shares. The plan shares will be increased automatically on an annual basis on January 1 of each year. The increase will be equal to one percent of total number of outstanding shares of the Company’s Common Stock on the immediately preceding December 31, subject to certain restrictions. The initial offering period under the ESPP commenced on August 15, 2014 and ends on February 13, 2015.
Shares Available to Grant

The numbers of shares of Class A common stock available for grant under the 2010 Equity Incentive Award Plan are shown in the following table:

Shares Available For Grant
Shares available for grant under the 2010 Plan as of December 25, 2011	2,150,354
Annual increase for 2012 under the 2010 Plan	3,560,245
Stock options granted through December 30, 2012, net of forfeitures	(2,478,327)
RSU awards granted through December 30, 2012, net of forfeitures	(1,028,600)
Key executive RSU awards granted through December 30, 2012 net of forfeitures	(1,100,222)
Shares available for grant under the 2010 Plan as of December 30, 2012	1,103,450
Annual increase for 2013 under the 2010 Plan	2,577,033
Stock options granted through December 29, 2013, net of forfeitures	(180,271)
RSU awards granted through December 29, 2013, net of forfeitures	(824,644)
Key executive RSU awards forfeited through December 29, 2013	36,836
PSU awards granted through December 29, 2013 net of forfeitures	(362,000)
Shares available for grant under the 2010 Plan as of December 29, 2013	2,350,404
Annual increase for 2014 under the 2010 Plan	2,069,902
Stock options forfeited / cancelled through December 28, 2014	300,123
RSU awards granted through December 28, 2014, net of forfeitures	(1,444,520)
Key executive RSU awards forfeited through December 28, 2014	357,870
PSU awards granted through December 28, 2014 net of forfeitures (1)	(870,804)
Shares available for grant under the 2010 Plan as of December 28, 2014	2,762,975

(1) Includes performance awards granted in fiscal 2014 at target. Additional awards that could be earned under the fiscal 2014 grant total 137,000.

Valuation and Expense Information
The following table presents the total stock-based compensation expense resulting from the Company’s stock options, RSU awards, performance awards and ESPP for the years ended December 28, 2014, December 29, 2013 and December 30, 2012.

	Year Ended
	December 28,	December 29,	December 30,
	2014	2013	2012
		(in thousands)

Cost of sales	$7,961	$5,900	$6,790
Research and development	10,604	9,340	8,696
Sales, general and administrative	21,701	15,447	18,877
Stock-based compensation expense after income taxes (1)	$40,266	$30,687	$ 34,363

(1) There was no income tax benefit related to stock-based compensation because all of the Company's U.S. deferred tax assets, net of U.S. deferred tax liabilities, continue to be subject to a full valuation allowance.

The weighted average fair value of the Company’s stock options granted is as follows:

Year Ended
	December 29, 2013	December 30, 2012

Weighted average fair value of stock options granted	$ 4.68	$ 4.20
The fair value of each stock option was estimated at the date of the grant using a Black-Scholes option pricing model, with the following assumptions for grants:

	Year Ended
	December 29, 2013	December 30, 2012

Expected volatility	46.19%	50.84%
Risk-free interest rate	1.02%	0.64%
Expected term (in years)	4.35	4.35
Dividend yield	0.00%	0.00%

There were no stock options granted in fiscal 2014.

The fair value of each purchase right under the ESPP was estimated on the date of the grant using the Black-Scholes option valuation model and the straight-line attribution approach with the following assumptions:

Year Ended
December 28, 2014

Expected volatility	30.76%
Risk-free interest rate	0.04%
Expected term (in years)	0.50
Dividend yield	0.00%

The assumptions used for evaluating the fair value of the PSU awards are as below:

	Year Ended
	December 28, 2014	December 29, 2013

Range of Stock price on grant date	$17.94 - $21.08	$ 11.50
Expected volatility	42.79%	50.90%
Risk-free interest rate	0.73%	0.21%
Dividend yield	0.00%	0.00%

The following table summarizes the unrecognized stock-based compensation, net of estimated forfeitures, by type of awards as of December 28, 2014:

	Unrecognized stock-based compensation as of December 28, 2014	Weighted-Average Amortization period
	(In thousands)	(In years)
Stock Option	$ 1,412	0.91
RSUs	18,099	1.05
PSUs and Key executive RSUs	13,442	0.99
ESPP	219	0.1
Total unrecognized stock-based compensation balance, net of estimated forfeitures	$ 33,172	1.01

Stock Option and Restricted Stock Unit Activity
The following table summarizes stock option activities and related information under the 2010 Plan for the periods presented:

		Weighted-Average	Average Remaining	Aggregate Intrinsic
	Number of	Exercise	Contractual Life	Value
	Shares	Price	(in years)	(in thousands)
Outstanding as of December 25, 2011	4,295,794	$14.97	5.65	$—
Granted	2,747,400	$10.04
Forfeited	(269,073)	$13.91
Exercised	(132,229)	$10.48		$262
Outstanding as of December 30, 2012	6,641,892	$13.06	5.34	$15,228
Granted	644,000	$11.47
Forfeited	(463,729)	$13.26
Exercised	(279,234)	$9.65		$688
Outstanding as of December 29, 2013	6,542,929	$13.03	4.42	$14,061
Granted	—	$—
Forfeited	(300,123)	$15.37
Exercised	(1,550,641)	$19.73		$11,326
Outstanding as of December 28, 2014	4,692,165	$13.10	3.49	$100,944
Exercisable as of December 28, 2014	4,303,175	$13.27	3.36	$91,814

No income tax benefit was realized from stock option exercises for fiscal 2014, 2013 and 2012. The total fair value of options vested was $8.3 million for fiscal 2014, $14.3 million for fiscal 2013, $13.5 million for fiscal 2012.

The following table summarizes RSU award activities and related information for the periods presented:

	Shares	Weighted-Average Grant-date Fair Value
Unvested as of December 25, 2011	2,143,035	$14.94
Granted	1,328,143	$10.37
Forfeited	(299,543)	$13.37
Vested	(652,719)	$11.10
Unvested as of December 30, 2012	2,518,916	$13.72
Granted	1,137,388	$12.33
Forfeited	(312,744)	$12.70
Vested	(958,848)	$11.67
Unvested as of December 29, 2013	2,384,712	$14.01
Granted	1,568,509	$16.19
Forfeited	(123,989)	$13.25
Vested	(1,789,045)	$13.49
Unvested as of December 28, 2014	2,040,187	$16.19

The following table summarizes key executive RSU award and PSU award activities for the periods presented:

	Key Executive RSUs		PSUs
	Number of Shares	Weighted-Average Grant Date Fair Value	Number of Shares	Weighted-Average Grant Date Fair Value

Unvested as of December 25, 2011	969,956	$13.71	—	$—
Granted	1,100,222	$10.04	—	$—
Forfeited	—	$—	—	$—
Vested	(278,007)	$10.06	—	$—
Unvested as of December 30, 2012	1,792,171	$12.02	—	$—
Granted	—	$—	406,000	$7.38
Forfeited	(36,836)	$12.53	(44,000)	$7.40
Vested	(781,049)	$11.52	—	$—
Unvested as of December 29, 2013	974,286	$12.40	362,000	$7.38
Granted	—	$—	888,804	$20.34
Forfeited	(357,870)	$11.03	(18,000)	$7.40
Vested	(318,781)	$11.37	(172,000)	$7.40
Unvested as of December 28 2014	297,635	$15.15	1,060,804	$18.23

8. Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of trade receivables, derivatives and the capped calls.
Outstanding accounts receivable from significant customers, those representing 10% or more of the total accounts receivable aggregated approximately 29% of the accounts receivable balance from one customer as of December 28, 2014 and of approximately 39% of our accounts receivable balance from two customers as of December 29, 2013.
Concentration of credit risk with respect to revenues exists because revenues from one distributor, FEI and its subsidiaries, accounted for approximately 42%, 39%, and 33% of the Company’s total net sales for fiscal 2014, fiscal 2013 and fiscal 2012. The increase of sales through FEI for both fiscal 2014 and fiscal 2013 compared to fiscal 2012 was due to the acquisition of MCA business on August 1, 2013 for which FEI is the sole distributor.

The Company mitigates its credit risk in relation to derivatives and the capped calls by using major financial institutions as counterparties.

9. Intangible Assets and Goodwill
Goodwill represents the allocated enterprise value in connection with fresh start accounting under the accounting guidance and the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired in a business combination.
The Company has one reporting unit. In fiscal 2014 and fiscal 2013, the Company performed a quantitative assessment of goodwill using the market valuation approach and concluded that there was no impairment to goodwill. In fiscal 2012, the Company performed the qualitative assessment of goodwill and concluded that there was no impairment.
The carrying amount of goodwill for the year ended December 28, 2014, are as follows:

	December 28, 2014	December 29, 2013
(in thousands)
Goodwill	$ 166,133	$ 166,422

The changes in the carrying amount of goodwill since December 29, 2013 resulted from foreign currency translation adjustments.
Intangible assets at December 28, 2014 and December 29, 2013 are as follows:

		December 28, 2014			December 29, 2013
	Estimated range of lives (in years)	Gross Amount (2)	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
		(in thousands)
Developed technology	5 to 10	$140,976	$(74,557)	$66,419	$140,476	$(53,661)	$86,815
Customer relationships	5 to 10	109,672	(49,268)	60,404	110,119	(35,976)	74,143
Trade names	0.5 to 7	8,079	(5,595)	2,484	9,478	(5,545)	3,933
Trademarks	7 to 8	2,700	(478)	2,222	2,700	(142)	2,558
IP R&D (1)		—	—	—	500	—	500
Total Intangible Assets		$261,427	$(129,898)	$131,529	$263,273	$(95,324)	$167,949

(1) All of the IP R&D reached technological feasibility as of December 28, 2014 and was reclassified into developed technology.
(2) The changes in gross balance of intangible assets resulted from the removal of fully amortized assets no longer in use and from foreign currency translation adjustments.

The actual amortization expense and estimated future amortization expenses for the Company’s intangible assets are summarized below:

Year Ended
	December 28, 2014	December 29, 2013	December 30, 2012
(in thousands)
Amortization Expense	$ 35,974	$ 32,026	$ 27,605

Estimated Future Amortization
(in thousands)
Fiscal 2015	$34,382
Fiscal 2016	35,926
Fiscal 2017	25,061
Fiscal 2018	19,607
Fiscal 2019 and beyond	16,553
Total	$131,529

10. Impairment of Long-Lived Assets including Acquisition-Related Intangible Assets

The Company considers quarterly whether indicators of impairment of long-lived assets and intangible assets are present.

During fiscal 2014, fiscal 2013 and fiscal 2012, the Company did not have any impairment triggers for long-lived assets.
11. Related Party Transactions

As of December 30, 2012, Silver Lake Funds and its affiliates were holders of greater than 10% of the Company’s voting securities and two affiliates of Silver Lake Sumeru Fund L.P. were members of the Company’s Board of Directors. As of December 29, 2013, these two members had retired and effective January 22, 2014, Silverlake’s aggregate ownership interest in the Company decreased to less than 5%.

12. Financing arrangements

The following table summarizes the Company’s debt at December 28, 2014 and December 29, 2013:

		December 28 , 2014	December 29 , 2013
		(in thousands)
Debt:
	Term Loan	$293,738	$296,135
	2.00% Senior Exchangeable Notes	116,439	111,733
	7.875% Senior Notes	—	94,064
Total debt		$410,177	$501,932
Less: current portion		37,881	97,320
Long-term debt		$372,296	$404,612

Senior Secured Term Loan

In fiscal 2010, Spansion LLC, a wholly owned operating subsidiary of the Company, borrowed $450 million under a Senior Secured Term Loan facility (Term Loan). During the fourth quarter of fiscal 2010, the Company issued $200.0 million of 7.875% Senior Notes due 2017 and concurrently repaid $196.0 million of the Senior Secured Term Loan.

On December 19, 2013, Spansion LLC amended the Term Loan to reduce the interest rate on the approximately $214 million principal amount outstanding from LIBOR plus 4.00% (with a LIBOR floor of 1.25%) to LIBOR plus 3.00% (with a LIBOR floor of 0.75%). In conjunction with the amendment, Spansion LLC borrowed an additional amount of $82.0 million under the Term Loan, net of issuance costs. The amendment also provided for modifications to certain covenants and other provisions of the Term Loan Facility, including an extension of the maturity date to December 19, 2019 from the original December 13, 2018 and an increase of the general investment and restricted payments basket from $50 million to $75 million.

The other covenants and provisions of the Term Loan Facility remain unchanged. The amendment was accounted for as a modification of debt under the accounting guidelines as the difference between the present value of the cash flows under the Term Loan, before and after the change was less than 10%. The company incurred $2.1 million in fees and costs in connection with the amendment, of which $1.8 million was treated as a debt discount to be amortized using the interest method over the term of the debt.
The Term Loan Facility is secured by a first priority security interest in, among other items, (i) all equity interests of Spansion Technology LLC, Spansion LLC and each of its direct and indirect domestic subsidiaries, and certain intercompany debt, (ii) all present and future tangible and intangible assets of Spansion LLC and its direct and indirect domestic subsidiaries, and (iii) all proceeds and products of the property and assets described in (i) and (ii). The collateral described in the foregoing sentence also secures the 2012 Revolving Credit Facility described below and certain hedging arrangements on an equal priority basis.
          Spansion LLC may elect that the loans under the Term Loan Facility bear interest at a rate per annum equal to (i) 2.00% per annum plus the highest of (a) the prime lending rate, and (b) the Federal Funds rate plus 0.50%; or (ii) 3.00% per annum plus a 1-month, 3-month, or 6-month LIBOR rate (or 9-month and 12-month LIBOR rate with the consent of all the lenders), subject to a 0.75% floor. The default rate is 2.00% above the rate otherwise applicable.

           The Term Loan Facility may be optionally prepaid at any time without premium, provided that, prior to the first six months from December 19, 2013, the closing date of the most recent amendment on the Term Loan Facility, a prepayment premium of 1% will be applied to any prepayment or refinancing of any portion of the Term Loan Facility in connection with Spansion LLC’s incurrence of debt with a lower interest rate or any amendment to the Term Loan Facility that has the effect of reducing the effective yield. The Term Loan Facility is subject to mandatory prepayments in an amount equal to: (a) 100% of the net cash proceeds from the sale or other disposition of all or any part of the Company’s assets or extraordinary receipts or those of any of its subsidiaries, in excess of $10 million per fiscal year, respectively, subject to certain reinvestment rights, (b) all casualty and condemnation proceeds received by the Company or any of its subsidiaries in excess of $10 million individually or in an aggregate amount, subject to certain reinvestment rights, (c) 50% of the net cash proceeds received from the issuance of debt after the closing date of the Term Loan Facility (other than certain permitted indebtedness) and (d) 50% of the Company’s and its subsidiaries’ excess cash flow, or 25%, if Spansion LLC has a leverage ratio of 2.5 to 1.0 or less, respectively. Voluntary prepayments will be applied to the remaining scheduled principal repayment installments of the Term Loan Facility on a pro-rata basis while mandatory prepayments will be applied to remaining scheduled amortization as directed by Spansion LLC.

          Under the Term Loan Facility, the Company is subject to a number of covenants, including limitations on (i) liens and further negative pledges, (ii) indebtedness, (iii) loans and other investments, (iv) mergers, consolidations and acquisitions, (v) sales, transfers and other dispositions of assets, and (vi) and dividends and other distributions subject to a $75 million general restricted payment basket and an additional builder basket resulting from excess cash flow and certain proceeds. The Term Loan Facility includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default due to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the terms of the facility. Change in control occurs when a person or group becomes a beneficial owner directly or indirectly of more than 35% of the Company’s common stock.

          As of December 28, 2014, the Company was in compliance with all of the Term Loan Facility’s covenants.

2012 Revolving Credit Facility

On December 13, 2012, the Company entered into the Revolving Credit Agreement (the 2012 Revolving Credit Facility) with Morgan Stanley Bank, N.A. and other financial institutions.

The 2012 Revolving Credit Facility consists of an aggregate principal amount of $50 million, with up to $25 million available for issuance of letters of credit and up to $15 million available as a swing line sub-facility. The size of the commitments under the 2012 Revolving Credit Facility may be increased in an aggregate amount for all such increases not to exceed (a) $230 million less the aggregate amount of incremental facilities under the Term Loan Facility plus (b) an additional $50 million if, after giving effect to the incurrence of such additional amount, Spansion LLC is in compliance with a senior secured leverage ratio of 2.75:1.00. The 2012 Revolving Credit Facility has a five year maturity (December 13, 2017).

Spansion LLC may elect that the loans under the 2012 Revolving Credit Facility bear interest at a rate per annum, equal to (i) a rate per annum as set forth under “Revolver Base Rate Loans” in the grid below plus the highest of (a) the prime lending rate, (b) the Federal Funds rate plus 0.50%, and (c) the LIBOR rate for an interest period of one-month plus 1.00%; or (ii) a rate per annum as set forth under “Revolver LIBOR Loans” in the grid below plus a 1-month, 3-month, or 6-month LIBOR rate (or 9-month and 12-month LIBOR rate with the consent of all the lenders). The default rate is 2.00% above the rate otherwise applicable.

Leverage Ratio	Revolver LIBOR Loans	Revolver Base Rate Loans
> 2.00:1.00	2.50%	1.50%
≤ 2.00:1.00	2.25%	1.25%

On the closing date of the 2012 Revolving Credit Facility, Spansion LLC paid each lender an upfront fee in an amount equal to 0.375% of the commitment amount of such lender. Spansion LLC is also liable for a per annum unused commitment fee according to the leverage ratio below payable (i) quarterly in arrears and (ii) on the date of termination or expiration of the commitments.

Leverage Ratio	Unused Commitment Fees
> 2.00:1.00	0.50%
≤ 2.00:1.00	0.375%

The 2012 Revolving Credit Facility is secured by a first priority security interest in, among other items, (i) all equity interests of Spansion Technology, Spansion LLC and each of its direct and indirect domestic subsidiaries, and certain intercompany debt, (ii) all present and future tangible and intangible assets of Spansion LLC and its direct and indirect domestic subsidiaries, and (iii) all proceeds and products of the property and assets described in (i) and (ii). The collateral described in the foregoing sentence also secures the Term Loan Facility and certain hedging arrangements on an equal priority basis.

The 2012 Revolving Credit Facility may be optionally prepaid and unutilized commitments reduced at any time without premium or penalty. The 2012 Revolving Credit Facility is subject to mandatory prepayments, after payment in full of the outstanding loans under the Term Loan Facility, in an amount equal to 100% of the net cash proceeds from the sale or other disposition (including by way of casualty or condemnation) of all or any part of the assets and extraordinary receipts of Spansion Inc. or any of its subsidiaries in excess of $10 million per fiscal year after the closing date of the Revolving Credit Facility (with certain exceptions and reinvestment rights).

The Company is subject to (i) a minimum fixed coverage ratio of 1.25:1 and (ii) a maximum leverage ratio of 3.5:1, only if loans are drawn under the Revolving Credit Facility, or letters of credit in excess of $5 million in aggregate are outstanding under the 2012 Revolving Credit Facility.

Under the terms of the 2012 Revolving Credit Facility, the Company is subject to a number of covenants, including limitations on (i) liens and further negative pledges, (ii) indebtedness, (iii) loans and other investments, (iv) mergers, consolidations and acquisitions, (v) sales, transfers and other dispositions of assets, (vi) and dividends and other distributions subject to a $50 million general restricted payment basket and an additional builder basket resulting from excess cash flow and certain proceeds.

On September 27, 2013, the company amended the revolving credit facility to increase the revolving loan commitment from $50 million to $70 million. The amendment to the Revolving Credit Facility contains additional covenants requiring: (a) the consolidated quick ratio as determined on the last day of any fiscal quarter to not be less than 1.25 to 1.0, and (b) the amount of consolidated cash, cash equivalent and other short-term marketable investments to not be less than $150 million.

As of December 28, 2014, the Company was in compliance with all of the 2012 Revolving Credit Facility’s covenants. However, drawdown under the 2012 Revolving Credit Facility requires that the Company meets or obtains a waiver to certain conditions including the senior secured leverage ratio not to exceed 2.75:1.00 and compliance with coverage and leverage rations, as of the last day of the most recently ended fiscal quarter. Based on its operating results for the quarter ended December 28, 2014, the Company does not meet the maximum leverage ratio limit. The Company has not obtained a waiver for those conditions; accordingly, it is not able to draw down on the 2012 Revolving Credit Facility. The Company did not need to draw on the revolving credit facility for fiscal 2014, and believe that its sources of cash and liquidity are sufficient to meet the business requirements for the next 12 months.

2.00% Senior Exchangeable Notes

On August 26, 2013, Spansion LLC issued $150.0 million of the Notes in a private placement. The Notes are governed by an Indenture, dated August 26, 2013, between the Company and Wells Fargo Bank, National Association, as Trustee. They are fully and unconditionally guaranteed on a senior unsecured basis by the Company and Spansion Technology LLC. The Notes will mature on September 1, 2020, unless earlier repurchased or converted, and bear interest of 2.00% per year payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2014. The Notes may be due and payable immediately in certain events of default.

The Notes are exchangeable for an initial exchange rate of 72.0929 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial exchange price of approximately $13.87 per share) subject to adjustments for anti-dilutive issuances and make-whole adjustments upon a fundamental change. A fundamental change includes a change in control, delisting of the Company’s stock and liquidation, consolidation or merger of the Company. According to the Indenture, a change in control occurs when a person or group becomes the beneficial owner directly or indirectly, of more than 50% of the Company’s common stock. In the case of a consolidation or merger, if the surviving entity continues to be listed, no change of control will be triggered. Prior to June 1, 2020, the Notes will be exchangeable under certain specified circumstances as described in the Indenture.

The Notes were issued at face value, resulting in net proceeds of approximately $145.5 million after related offering expenses. In accounting for the Notes at issuance, the Company separated the Notes into debt and equity components according to the accounting standards for convertible debt instruments that may be fully or partially settled in cash upon conversion. The carrying amount of the debt component, which approximates its fair value, was estimated by using an interest rate for nonconvertible debt, with terms similar to the Notes. The excess of the principal amount of the Notes over the fair value of the debt component was recorded as a debt discount and a corresponding increase in additional paid-in capital. The debt discount is accreted to the carrying value of the Notes over their term as interest expense using the interest method. The amount recorded to additional paid-in capital is not to be remeasured as long as it continues to meet the conditions for equity classification. Upon issuance of the Notes, the Company recorded $110.2 million as debt and $39.8 million as additional paid-in capital in stockholders’ equity.

The Company incurred transaction costs of approximately $4.5 million relating to the issuance of the Notes. In accounting for these costs, the Company allocated the costs of the offering between debt and equity in proportion to the fair value of the debt and equity recognized in accordance with the applicable accounting guidance. The transaction costs allocated to the debt component of approximately $3.3 million were recorded as deferred offering costs in other non-current assets and amortized as interest expense over the term of the Notes. The transaction costs allocated to the equity component of approximately $1.2 million were recorded as a decrease of additional paid-in capital.

The net carrying amount of the liability component of the Notes consists of the following:

	December 28, 2014	December 29, 2013
	(in thousands)
Principal amount	$150,000	$150,000
Unamortized debt discount	(33,561)	(38,267)
Net carrying value	$116,439	$111,733

The following table presents the interest expense recognized on the Notes:

	Year Ended
	December 28, 2014	December 29, 2013
	(in thousands)
Contractual interest expense at 2% per annum	$2,983	$1,044
Amortization of debt issuance costs	522	130
Accretion of debt discount	4,706	1,557
Total	$8,211	$2,731

Capped Calls

In connection with the issuance of the Notes in fiscal 2013, the Company entered into capped call transactions with certain bank counterparties to reduce the potential dilution to our common stock upon exchange of the Notes. The capped call transactions have a strike price of approximately $13.87 and a cap price of approximately $18.14, and are exercisable when and if the Notes are converted. If upon conversion of the Notes, the price of the Company’s common stock is above the strike price of the capped calls, the counterparties will deliver shares of the Company’s common stock and/or cash with an aggregate value approximately equal to the difference between the price of the Company’s common stock at the conversion date (as defined, with a maximum price for purposes of this calculation equal to the cap price) and the strike price, multiplied by the number of shares of the Company’s common stock related to the capped call transactions being exercised. The capped call transactions expire on September 1, 2020. The Company paid $15.4 million for these capped calls and recorded the payment as a decrease of additional paid-in capital.
7.875% Senior Notes due 2017
On November 9, 2010, Spansion LLC completed an offering of $200 million aggregate principal amount of 7.875% Senior Notes due 2017. On August 26, 2013, the Company used proceeds from the issuance and sale of the Notes to repurchase $105.9 million of the Senior Notes. On January 21, 2014, the Company redeemed the remaining approximately $94.0 million aggregate principal amount outstanding of Senior Notes at a redemption price that was 103.938% , which, with accrued and unpaid interest, and repurchase premium, was an aggregate price of $99.1 million.
Future Debt Payments
For each of the next five years and beyond, the scheduled maturities of the Company’s debt as of December 28, 2014, are as follows:

(in thousands)
Fiscal 2015	$52,749
Fiscal 2016	17,166
Fiscal 2017	20,471
Fiscal 2018	16,938
Fiscal 2019	262,162
Fiscal 2020 and beyond	153,000
522,486
Less: Interest	75,486
Total	$447,000

13. Interest Income and Other Income, Net
Interest income and other income, net consists of:

		Year Ended
	December 28,	December 29,	December 30,
	2014	2013	2012
		(in thousands)
Preferential claim receipts	$275	$—	$1,171
Gain on recovery of impaired investments	1,831	11,237	1,059
Financing arrangement related costs	(4,842)	(8,126)	(1,932)
Exchange loss	(1,386)	(1,726)	(869)
Gain on ineffective hedges	—	2,415	—
Interest income	436	547	1,226
Release of Tessera claim accrual	—	—	4,033
Reversal of reserve on final settlement of the bankruptcy claims	3,205	—	—
Gain on pension assets	2,494	—	—
Other income	141	59	—
Interest and other income, net	$2,154	$4,406	$4,688

14. Employees related pension obligations
A majority of the employees transferred as part of the MCA business acquisition were participants in the Fujitsu Corporate Pension Fund and Retirement Allowance Plan (together, the Fujitsu Defined Benefit Plan) until March 31, 2014. The Company accounted for its participation in the Fujitsu Defined Benefit Plan on behalf of these employees (Plan participants) as a multiemployer plan participant and recorded pension expense of $1.5 million for the quarter ended March 30, 2014.
On April 1, 2014, the company withdrew from the Fujitsu Defined Benefit Plan and established the Spansion Corporate Defined Contribution Pension Plan and the Spansion Innovates Group Cash Balance Plan, an unfunded defined benefit plan of the MCA Japan business subsidiaries (Spansion Pension Plans). In accordance with the Stock Purchase Agreement with FSL, the plan assets transferred from the Fujitsu Defined Benefit Plan to the Spansion Pension Plans were valued as of March 31, 2014, one day before the transfer. The Company was not subject to any liabilities upon withdrawal from the Fujitsu Defined Benefit Plan.
The Company recognized a gain of $2.5 million in the second quarter of fiscal 2014 due to better than expected performance of the total fund assets in the pension plan. This gain was recorded within Interest income and other, net in the Consolidated Statements of Operations for the twelve months ended December 28, 2014.
The restricted cash that was received as a part of the MCA business acquisition for the underfunded portion of the Fujitsu managed pension plan will be paid out by fiscal 2017 in annual instalments according to the employees’ election. As of December 28, 2014, the Company had a restricted cash of $4.9 million in prepaid expenses and other current assets and $9.4 million in other assets on the Consolidated Balance Sheets. The Company recorded $4.9 million in accrued compensation and benefits and $9.9 million in other long-term liabilities on the Consolidated Balance Sheet as of December 28, 2014. The details of the multi-employer pension plan (Fujitsu Defined Benefit Corporate Pension) for the year ended December 28, 2014 are as follows:

Pension Fund	Pension Protection Act Zone Status	Contributions by the Company (in '000 s)	Expiration of Collective Bargaining Agreement	Unpaid Pension Liability as of 12/28/14 ( in '000 s)
2014	NA	1,548	31-Mar-14	—
2013	NA	2,425	31-Mar-14	426

Spansion Innovates Group Cash balance plan (Defined Benefit Plan)

The Spansion Innovates Group Cash balance plan (Cash Balance Plan) provides for the Company to set up a hypothetical cash balance account for each plan participant and accumulates at a percentage of the annual pensionable salary and interest thereon. Only employees transferred as part of the MCA business acquisition are eligible to participate in the cash balance plan.

The pension charges under the Cash Balance Plan are based on certain actuarial assumptions, such as turnover rates, discount rates and other factors. The discount rate assumption is determined by comparing the expected benefit payments to the Japanese corporate bonds yield curve as of November 28, 2014. Actual results that differ from these assumptions will be accumulated and amortized over the future life of the plan participants if they exceed 10% of the projected benefit obligation.

The plan is fully unfunded as of December 28, 2014. This status is not indicative of the Company’s ability to pay ongoing pension benefits. The Company recorded a net periodic benefit cost of $0.9 million for the fiscal year ended December 28, 2014. It also accrued a liability of $0.9 million as of December 28, 2014 which has been recorded in other long term liabilities on the Consolidated Balance Sheets. The Company expects to contribute an immaterial amount towards benefit payments in fiscal 2015. Discount rate used for calculating the projected benefit obligation is 1.0%. The below table summarizes amounts recognized on the Consolidated Balance Sheets as of December 28, 2014.

December 28,
2014
(in thousands)
Change in Projected Benefit Obligation
Projected Benefit Obligation at the beginning of the year	$—
Service cost	878
Benefits paid	(6)
Actuarial loss	51
Benefit Obligation at the end of the year	$923

The actuarial loss for the fiscal year ended December 28, 2014 of $0.1 million was recognized in accumulated other comprehensive income and the Company does not expect to amortize any of the actuarial loss to net periodic benefit cost in fiscal 2015.

The table below summarizes the weighted average assumptions used for purposes of calculating the net periodic pension expense for the year ended December 28, 2014:

December 28,
2014

Discount rate	1.30%
Average rate of compensation increase	Not applicable
Cash balance interest crediting rate	1.60%

The table below summarizes the benefits expected to be paid in each of the next five fiscal years, and in aggregate for the five fiscal years thereafter:

Expected
Benefit Payments
(in thousands)
Fiscal 2015	$28
Fiscal 2016	59
Fiscal 2017	110
Fiscal 2018	172
Fiscal 2019	239
Fiscal 2020 and thereafter	2,930
$3,538

Spansion Corporate Defined Contribution Plan
This plan is a tax qualified Defined Contribution Plan to which the Company makes contributions of 7.8% of their base salary (or 6.1% for the MCA business employees). The employees can contribute if the Company contributions are below the legal cap of contributions. The Company recorded an expense of $1.8 million under this plan for the twelve months ended December 28, 2014, respectively, and accrued a liability of $0.2 million as of December 28, 2014.

 15. Income Taxes

Income (loss) before income taxes consists of:

	Year Ended

	December 28,	December 29,	December 30,
	2014	2013	2012
	(in thousands)
Domestic operations	$(96,981)	$(98,775)	$(26,399)
Foreign operations	36,670	22,917	63,782
Totals	$(60,311)	$(75,858)	$37,383

The provision for income taxes consists of:

	Year Ended
	December 28,	December 29,	December 30,
	2014	2013	2012
	(in thousands)
Current:
U.S. federal	$5,183	$4,607	$4,321
U.S. state and local	(55)	55	173
Foreign national and local	7,219	2,617	2,332
	$12,347	$7,279	$6,826
Deferred:
U.S. federal	—	(3,739)	—
U.S. state and local	—	—	—
Foreign national and local	(2,624)	(1,130)	6,173
	(2,624)	(4,869)	6,173
Provision for income taxes	$9,723	$2,410	$12,999
Income tax expense recorded for fiscal 2014 differs from the income tax expense that would be derived by applying a U.S. statutory tax rate of 35% to the income before income taxes due to the Company’s inability to recognize the impact of U.S. operating losses, and income that was earned and tax effected in foreign jurisdictions with different tax rates. The income tax expense includes foreign taxes as well as $5.1 million related to withholding tax on licensing revenues.

Deferred income taxes reflect the net tax effects of tax carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting and the balances for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 28, 2014 and December 29, 2013 are as follows:

	Year Ended
	December 28, 2014	December 29, 2013
	(in thousands)
Deferred tax assets:
NOL and credit carryforwards	$309,062	$322,807
Deferred distributor income	15,082	11,833
Inventory valuation	10,817	11,053
Reserves and Accruals	19,387	17,533
Property, plant and equipment	33,641	16,820
Other	20,829	18,336
Total deferred tax assets	408,818	398,382
Less: valuation allowance	(370,935)	(357,882)
	37,883	40,500
Deferred tax liabilities:
Intangibles basis difference	(15,486)	(22,422)
Unremitted Earnings	(14,421)	(12,643)
Other	(4,357)	(3,872)
Total deferred tax liabilities	(34,264)	(38,937)
Net deferred tax assets	$3,619	$1,563

For the period ended December 28, 2014, the net valuation allowance increased by $13.1 million over the period ended December 29, 2013 primarily due to unbenefited deferred tax assets and tax credits generated in the U.S.
As of December 28, 2014, the company had U.S. federal and state net operating loss carry forwards of approximately $981.4 million and $219.5 million, respectively. Approximately $468.8 million of the federal net operating loss carry forwards are subject to an annual limitation of $27.2 million. The federal and state net operating losses, if not utilized, expire from 2016 to 2033. The company also has U.S. federal credit carryovers of $4.7 million, which expire from 2020 to 2034. The company also has state tax credits of $18.9 million, which includes California state tax credits of $18.1 million, which can be carried forward indefinitely.
If the Company were to undergo an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, such as an offering of its common stock, its ability to utilize its federal and state net operating loss carry forwards may be limited under certain provisions of the Internal Revenue Code. As a result, the Company may incur greater tax liabilities than it would in the absence of such a limitation.

The table below displays the reconciliation between statutory federal income taxes and the total provision for income taxes.

	Tax	Rate
	(in thousands, except for percentages)
Year ended December 28, 2014
Statutory federal income tax expense	$(21,109)	35.0%
State taxes	(55)	0.1%
Foreign income tax at other than U.S. rates	(3,250)	5.4%
Reserve release from statue expirations	(580)	1.0%
Valuation allowance	34,717	(57.6%)
Provision for income taxes	$9,723	(16.1%)
Year ended December 29, 2013
Statutory federal income tax expense	$(26,550)	35.0%
State taxes	55	(0.1%)
Foreign income tax at other than U.S. rates	2,219	(2.9%)
Reserve release from statue expirations	(4,620)	6.1%
Acquisition of MCA business	(3,739)	4.9%
Valuation allowance	35,045	(46.2%)
Provision for income taxes	$2,410	(3.2%)
Year ended December 30, 2012
Statutory federal income tax expense	$13,084	35.0%
State taxes	173	0.5%
Foreign income tax at other than U.S. rates	(9,679)	(25.9%)
Valuation allowance	9,421	25.2%
Provision for income taxes	$12,999	34.8%

The Company has made no provision for U.S. income taxes on approximately $110.3 million of cumulative undistributed earnings of certain foreign subsidiaries at December 28, 2014 because it is the company’s intention to reinvest such earnings indefinitely. Due to the company’s expected net operating losses, there would be no impact to the company’s financials associated with undistributed earnings.
The Company enjoys tax holidays in Malaysia and Thailand.  The tax holidays provide for lower or zero rates of taxation and require various thresholds of investment and business activities in those jurisdictions.  These tax holidays are in effect currently and scheduled to expire starting 2021 if not extended.  The net impact of these tax holidays was to decrease the Company’s tax expense by approximately $3.3 million, $3.8 million and $3.7 million in the fiscal years 2014, 2013 and 2012, respectively. The estimated range of tax benefits from the above tax holidays on diluted earnings per share for fiscal years 2014, 2013 and 2012 were approximately $0.05 to $0.06, $0.06 to $0.07, $0.06 to $0.07, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)
Balance at December 25, 2011	$80,370
Additions based on tax positions related to the current year	2,126
Additions for tax positions of prior years	965
Reductions for tax positions of prior years	(1,422)
Lapse of statue of limitations	(1,081)
Balance at December 30, 2012	$80,958
Additions based on tax positions related to the current year	88
Additions for tax positions of prior years	639
Reductions for tax positions of prior years	(495)
Lapse of statue of limitations	(1,742)
Balance at December 29, 2013	$79,448
Additions based on tax positions related to the current year	6,058
Additions for tax positions of prior years	13,406
Reductions for tax positions of prior years	(499)
Lapse of statue of limitations	(580)
Balance at December 28, 2014	$97,833

The Company does not believe that it is reasonably possible to estimate the total amounts of unrecognized tax benefits that will significantly increase or decrease within the next twelve months.
All of the Company’s unrecognized tax benefits, if recognized, would affect the effective tax rate. However, $83.7 million of the unrecognized tax benefits are currently offset against net operating loss carry forwards and tax credit carry forwards subject to a full valuation allowance.
The Company recognized adjustments to interest and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 28, 2014, December 29, 2013 and December 30, 2012, the Company recognized approximately $1.3 million, $1.1 million and $0.3 million in interest and penalties.
The Company is subject to taxation in the United States and various states, such as California and Texas, and foreign jurisdictions such as Israel, Japan, Malaysia, and Thailand. The company is not subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2008. Certain pre-2008 U.S. federal and state tax attributes are subject to examination by tax authorities until utilized.

The Company has filed an appeal with the Israel Tax Authorities for certain issues related to its ongoing audit for tax years 2008 through 2012. The Company believes it has adequately provided for any exposures and any adverse results would not have a material impact to the Company.

The Company received notice that its application for a reduced tax rate for Israel research and development activities was accepted.  The effect of this ruling is not expected to be material and will be determined and recognized in the first quarter of fiscal 2015, which is the quarter in which the application was accepted.

16. Fair Value Measurements

The Company measures its cash equivalents, marketable securities, foreign currency forward contracts and interest rate derivative contracts at fair value. Fair value is an exit price, representing the amount that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

Level 1-Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2-Include other inputs that are directly or indirectly observable in the marketplace.
Level 3-Unobservable inputs that are supported by little or no market activities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Cash equivalents, auction rate securities and marketable securities are classified within Level 1 or Level 2. This is because the Company values them using quoted market prices or alternative pricing sources and models utilizing observable market inputs. Foreign currency forward contracts and interest rate derivative contracts are classified as Level 2 because the valuation inputs are based on observable market data of similar instruments. The Company principally executes its foreign currency contracts in the retail market in an over-the-counter environment with a relatively high level of price transparency. The market participants and the Company’s counterparties are large money center banks and regional banks. The valuation inputs for the Company’s foreign currency contracts are based on observable market data from public data sources (specifically, forward points, LIBOR rates, volatilities and credit default rates at commonly quoted intervals) and do not involve management judgment.

As of December 28, 2014, the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis consisted of the following and are categorized in the table below based upon the fair value hierarchy:

	December 28, 2014				December 29, 2013
	Level 1	Level 2	Total		Level 1	Level 2	Total
	(in thousands)

Money market funds	$435	$—	$435	(1)	$3,906	$—	$3,906	(2)
Foreign Exchange Forward Contracts	—	237	237		—	3,493	3,493
Total financial assets	$435	$237	$672		$3,906	$3,493	$7,399

Foreign Exchange Forward Contracts	—	3,088	3,088		—	313	313
Total financial liabilities	$—	$3,088	$3,088		$—	$313	$313

(1) Total cash and cash equivalents, short-term investments of $300.7 million as of December 28, 2014 includes cash of $247.3 million held in operating accounts, $0.4 million in money market funds, $24.9 million held in certificates of deposit and $28.1 million in time deposit accounts.

(2) Total cash and cash equivalents, short-term investments of $311.5 million as of December 29, 2013 includes cash of $282.2 million held in operating accounts, $3.9 million in money market funds, $11.4 million held in certificates of deposit and $14.0 million in time deposit accounts.

Fair Value of Other Financial Instruments not carried at Fair Value

All of the Company’s long-term debt is traded in the market and the fair value in the table below is based on the quoted market price as of December 28, 2014 and December 29, 2013 and is categorized as Level 1. The carrying amounts and estimated fair values of the Company’s debt instruments are as follows:

	December 28, 2014			December 29, 2013
	Carrying		Estimated	Carrying		Estimated
	Amount		Fair Value	Amount		Fair Value
	(in thousands)
Debt traded in the market :
Term Loan	$293,738		$290,066	$296,135		$295,170
2.00% Senior Exchangeable Notes	150,000	(1)	377,250	150,000	(2)	173,250
7.875% Senior Unsecured Notes	—		—	94,064		97,591
Total Obligations	$443,738		$667,316	$540,199		$566,011

(1)	Carrying amount of the 2.00% Senior Exchangeable Notes as of December 28, 2014 includes $116.4 million in debt and $33.6 million in equity.
(2) Carrying amount of the 2.00% Senior Exchangeable Notes as of December 29, 2013, includes $111.7 million in debt and $38.3 million in equity.

The fair value of the Company’s accounts receivable and accounts payable approximates their carrying value.

In connection with the issuance of the Notes, the Company purchased capped calls from certain counterparties. The initial fair value of the capped calls of $15.4 million was recorded within stockholders’ equity. The fair value of the capped calls is not remeasured each reporting period.

17. Derivative Financial Instruments

The Company entered into multiple foreign exchange forward contracts to hedge certain operational exposures resulting from movements in JPY exchange rates. The Company’s hedging policy is designed to mitigate the impact of foreign currency exchange rate movements on operating results. Some foreign currency forward contracts were considered to be economic hedges that were not designated as hedging instruments while others were designated as cash flow hedges. Whether designated or undesignated, these forward contracts protect the Company against the variability of forecasted foreign currency cash flows resulting from revenues and net asset or liability positions designated in currencies other than the U.S. dollar and they are not speculative in nature.

Cash Flow Hedges

Beginning the third quarter of fiscal 2014, the Company entered into cash flow hedges to protect non-functional currency inventory purchases and certain other operational expenses, in addition to its on-going program of cash flow hedges to protect its non-functional currency revenues against variability in cash flows due to foreign currency fluctuations. The Company’s foreign currency forward contracts that were designated as cash flow hedges are carried at fair value and have maturities between three and twelve months. The Company entered into the cash flow hedges to protect non-functional currency revenue against variability in cash flows due to foreign currency fluctuations. All hedging relationships are formally documented, and the hedges are designed to offset changes to future cash flows on hedged transactions at the inception of the hedge. The maximum original duration of any contract allowable under the Company’s hedging policy is fifteen months. The Company recognizes derivative instruments from hedging activities as either assets or liabilities on the balance sheet and measures them at fair value on a quarterly basis. The Company records changes in the intrinsic value of its cash flow hedges in accumulated other comprehensive income on the accompanying Consolidated Balance Sheets, until the forecasted transaction occurs. Interest charges or “forward points” on the forward contracts are excluded from the assessment of hedge effectiveness and are recorded in interest and other income (expense), net in the accompanying Consolidated Statements of Operations. When the forecasted transaction occurs, the Company reclassifies the related gain or loss on the cash flow hedge to the appropriate revenue or expense line of the Consolidated Statement of Operations.  In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, the Company will reclassify the gain or loss on the related cash flow hedge from accumulated other comprehensive income to interest and other income (expense), net in its Consolidated Statements of Operations at that time.

The Company evaluates hedge effectiveness at the inception of the hedge prospectively as well as retrospectively and records any ineffective portion of the hedge in interest and other income (expense), net in its Consolidated Statements of Operations.

At December 28, 2014, the Company had outstanding forward contracts to buy approximately ¥ 3.0 billion for $28.0 million.

Over the next twelve months, the Company expects to reclassify $1.4 million from accumulated other comprehensive loss to earnings as the related forecasted transactions occur.

Non-designated Hedges

Total notional amounts of outstanding contracts were as summarized below:

Buy / Sell	December 28, 2014	December 29, 2013
(in millions)
Japanese Yen / US dollar	¥ 246.0/$2.0	¥ 2,945/$28.2
US dollar / Japanese Yen	$43.5/¥ 5,227	$42.0/¥ 4,047
US dollar / EUR	$35.9/€ 29.3	$23.4/€ 17.1

The effects of derivative instruments in the Consolidated Statements of Operations are as follows:

		Year Ended
		December 28, 2014	December 29, 2013	December 30, 2012
		(in thousands)
Derivatives Designated as Hedging Instruments
	Foreign Exchange Forward Contracts
	Net unrealized gain (loss) recognized in Other Comprehensive Income (OCI)	$(7,623)	$15,714	$741
	Net loss (gain) reclassified from accumulated OCI into net sales (effective portion)	$(978)	$(13,298)	$(740)
	Net loss reclassified from accumulated OCI into cost of goods sold	$8,974	$—	$—
	Net loss reclassified from accumulated OCI into sales, general and administrative expenses	$360	$—	$—
	Net loss reclassified from accumulated OCI into research and development expenses	$695	$—	$—
	Net gain reclassified from accumulated OCI into income (ineffective portion) (1)	$—	$(2,415)	$—
Derivatives Not Designated as Hedging Instruments
	Net gain (loss) recognized in income
	Swap interest expense (2)	$—	$(8)	$(144)
	Foreign Exchange Forward Contracts (1)	$5,685	$(10,207)	$1,511
(1)	Classified in interest income and other, net
(2)	Classified in interest expense

The gross fair values of derivative instruments on the Consolidated Balance Sheets were as follows:

	December 28, 2014		December 29, 2013
Balance sheet location	Derivatives designated as hedging instruments	Derivatives not designated as hedging instruments	Derivatives designated as hedging instruments	Derivatives not designated as hedging instruments
(in thousands)
Prepaid expenses and other current assets
Foreign Exchange Forward Contracts	$—	$ 237	$—	$ 3,493

Accrued liabilities and other
Foreign Exchange Forward Contracts	$3,088	$—	$—	$313

Changes to the derivative asset or derivative liability position for cash flow hedges result from weakening/strengthening of the Japanese Yen to the US Dollar as of end of quarter.

Offsetting Derivative Assets and Liabilities

The Company presents its derivatives at gross fair values on the Consolidated Balance Sheets. However, the Company’s master netting and other similar arrangements allow net settlements under certain conditions.

The following table sets forth the offsetting of derivative assets as of December 28, 2014 and December 29, 2013.

				Gross amounts not offset on the Condensed Consolidated Balance Sheets but have legal rights to offset
	Gross amounts of recognized Assets	Gross amounts offset in the Condensed Consolidated Balance Sheets	Net amounts of Assets presented in the Condensed Consolidated Balance Sheets	Financial Instruments (1)	Cash collateral pledged	Net amount
	(in thousands)
As of December 28, 2014:
Foreign exchange contracts	$237	$—	$237	$(237)	$—	$—
As of December 29, 2013:
Foreign exchange contracts	$3,493	$—	$3,493	$(1,572)	$—	$1,921

(1) Financial Instruments as of December 28, 2014 and December 29, 2013 relates to derivative liabilities and the term loan facility which can be net settled against derivative assets in accordance with the Company’s master netting agreements.

The following table sets forth the offsetting of derivative liabilities as of December 28, 2014 and December 29, 2013:

				Gross amounts not offset on the Condensed Consolidated Balance Sheets but have legal rights to offset
	Gross amounts of recognized Liabilities	Gross amounts offset in the Condensed Consolidated Balance Sheets	Net amounts of Liabilities presented in the Condensed Consolidated Balance Sheets	Financial Instruments		Cash collateral pledged	Net amount
	(in thousands)
As of December 28, 2014:
Foreign exchange contracts	$3,088	$—	$3,088	$(3,088)	(1)	$—	$—
As of December 29, 2013:
Foreign exchange contracts	$313	$—	$313	$(226)	(2)	$—	$87

(1)	Financial instruments as of December 28, 2014 relates to cash and cash equivalents which can be net settled against derivative liabilities in accordance with the Company’s master netting agreements.

(2)	Financial instruments as of December 29, 2013 relates to derivative assets which can be net settled against derivative liabilities in accordance with the Company’s master netting agreements.

18. Restructuring Charges
Costs associated with restructuring activities are accounted for in accordance with accounting guidance as applicable. The determination of when the Company accrues for severance and benefits costs and which accounting standard applies, depends on whether the termination benefits are provided under a one-time benefit arrangement or under an ongoing benefit arrangement.
Fiscal 2013 Restructuring Plan
Beginning in the third quarter of fiscal 2013, in an effort to lower its expense levels, given the competitive pricing pressures and slower than expected growth in Japan revenues from flash memory products, the Company implemented a reduction in force to rationalize its global workforce.
The following table presents a summary of restructuring activities related to 2013 restructuring plan described above:

	Year Ended
	December 28, 2014	December 29, 2013
	(in thousands)
Accrued restructuring balance, beginning of period	$844	$—
Provision:
Severance and others	—	6,017
Restructuring charges	844	6,017
Non-cash adjustments (1)	(45)	(469)
Cash payments	(799)	(4,704)
Accrued restructuring balance, end of period	$—	$844

(1) Non cash adjustments mainly relate to intangibles written off.

Fiscal 2011 Restructuring Plan

Beginning in the fourth quarter of fiscal 2011, the Company initiated a restructuring plan as part of a company-wide cost saving initiative aimed to reduce operating costs in response to the global economic challenges and the rapid change in the China wireless and handset market. In the area of reducing costs and improving efficiencies, the Company announced the reduction of headcount in several locations and the closure of the assembly, test, mark and pack facility in Kuala Lumpur which was completed in the first quarter of 2012.

During the second quarter of fiscal 2012, the Company sold its land and building relating to the Kuala Lumpur (KL) facility for net proceeds of $38.6 million and realized a gain of $28.4 million. Total costs incurred under the fiscal 2011 restructuring plan were $22.6 million.

Restructuring charges for the years ended December 29, 2013 and December 30, 2012 were as follows:

	Fiscal 2011 Restructuring Plan
	Year Ended December 29, 2013	Year Ended December 30, 2012

Accrued restructuring balance, beginning of period:	$538	$8,087
Provision:
Gain on sale of equipment	—	(3,798)
Asset relocation fees	—	4,686
Depreciation and asset impairment charges	—	2,070
Severance and others	—	3,550
Restructuring charges	—	6,508
Non-cash adjustments	(75)	1,568
Cash payments	(463)	(15,625)
Accrued restructuring balance, end of period:	$—	$538
19. Segment Reporting

The Company operates and measures its results in one reportable segment which primarily relates to the design, manufacture and development of embedded systems solutions. The Company’s Chief Operating Decision Maker, the Chief Executive Officer, evaluates performance of the Company and makes decisions regarding allocation of resources based on total company results. The Company has two major product groups for embedded applications: flash memory and microcontrollers /analog products. Revenues for the year ended December 28, 2014 were $703.4 million for flash memory and $548.4 million for microcontrollers and analog products. Revenues for the year ended December 29, 2013 were $748.9 million for flash memory and $222.8 million for the period from August 1, 2013 through December 29, 2013 for microcontroller and analog products.

  The following table presents a summary of net sales by geographic areas, based on ship-to location, for the periods presented:

	Year Ended
	December 28, 2014	December 29, 2013	December 30, 2012
	(in thousands)
Geographical sales:
Net sales to external customers:
Americas	$95,556	$103,147	$89,905
China	322,293	194,473	189,618
Korea	83,129	54,259	44,918
EMEA	192,617	162,835	158,572
Japan	395,271	264,168	273,303
Others	162,989	192,808	159,616

Total	$1,251,855	$971,690	$915,932

Revenues from one distributor, Fujitsu Electronics Inc. (FEI) accounted for more than 10% of the Company’s net sales in the year ended December 28, 2014, December 29, 2013 and December 30, 2012. None of the end customers accounted for more than 10% of the Company’s net sales for the fiscal year 2014, 2013, and 2012.

Long-lived assets information is based on the physical location of the assets at the end of each fiscal year. The following table presents a summary of long-lived assets by geography:

	Year Ended
	December 28, 2014	December 29, 2013
	(in thousands)
Net property, plant and equipment:
United States	$144,538	$142,756
Malaysia	3,252	2,853
Thailand	27,946	25,934
Japan	20,608	10,762
Other countries	3,051	3,200
Total	$199,395	$185,505

20. Capital Structure

Upon emergence from the Chapter 11 Cases, the Company is authorized to issue under its Amended and Restated Certificate of Incorporation the following shares of capital stock is: (i) 150,000,000 shares of Class A Common Stock, par value $0.001 per share; (ii) one share of Class B Common Stock, par value $0.001 per share; and (iii) 50,000,000 shares of Preferred Stock, par value $0.001 per share, issuable in one or more series. As of December 28, 2014, there were 62,585,032 shares of Class A Common Stock issued and outstanding.
Common Stock
Except as described below or as required by law, the holders of the Company’s common stock are entitled to one vote per share on all matters to be voted on by stockholders and shall vote together as a single class. The holder of Class B Common Stock, which was Silver Lake, was entitled to vote for up to two directors to the Board. The holders of Class A Common Stock shall be entitled to vote for all other directors to the Board. Effective January 22, 2014, Silver Lake’s aggregate ownership interest in the Company decreased to below 5% and the outstanding share of Class B Common Stock converted into one share of Class A.
Preferred Stock
The Company’s board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, such as dividend rates, dividend rights, liquidation preferences, voting rights and the number of shares constituting any series and designation of such series which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:
restricting dividends on the common stock;
diluting the voting power of the common stock;

impairing the liquidation rights of the common stock; or
delaying or preventing a change of control of Spansion without further action by the stockholders
21. Commitments, Contingencies and Legal Matters
Operating Lease Commitments
Certain facilities are leased under various operating leases expiring at various dates through the year 2014. Certain of these leases contain renewal options. Rental expense was approximately $15.5 million, $12.5 million for fiscal 2014, fiscal 2013 and $11.1 million for fiscal 2012.
The table below summarizes the Company’s future minimum lease payments under operating leases as of the end of fiscal 2014.

Operating Leases
(in thousands)
Fiscal 2015	$6,687
Fiscal 2016	8,278
Fiscal 2017	5,921
Fiscal 2018	4,637
Fiscal 2019	3,406
2020 & beyond	23,892
$52,821
Purchase Commitments

The Company has $114.6 million of purchase commitments with certain suppliers, primarily for inventory and some nonproduction items as of December 28, 2014, which is due through fiscal 2016.
Product Warranties

The Company generally offers a one-year limited warranty for all its products. The Company accrues for warranty expense based on historical data and for specific known warranty and indemnification issues if a loss is probable and can be reasonably estimated. Changes in the Company’s liability for product warranty during the years ended December 28, 2014, December 29, 2013 and December 30, 2012 are as follows:

	Year Ended
	December 28,	December 29,	December 30,
	2014	2013	2012
	(in thousands)

Balance at beginning of period	$2,055	$2,124	$2,537
Provision for warranties issued	2,726	2,750	3,401
Settlements made	(2,073)	(3,074)	(3,508)
Changes in reserve for pre-existing warranties during the period	(663)	255	(306)
Balance at end of period	$2,045	$2,055	$2,124

In addition to product warranties, the Company, from time to time in its normal course of business, indemnifies other parties with whom it enters into contractual relationships, including customers, directors, lessors and parties to other transactions with the Company, with respect to certain matters. The Company agrees to hold the other party harmless against specified losses, such as those arising from a breach of representations or covenants, third-party infringement claims or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision.
Guarantees
During the normal course of business, the Company makes certain indemnities and commitments under which it may be required to make payments in relation to certain transactions. These include indemnities to the Company’s customers related to allegations the Company’s products infringe third party patents or other intellectual property; indemnities to the Company’s customers in connection with the delivery, design, manufacture and sale of its products; indemnities to the Company’s directors and officers in connection with legal proceedings; indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease; and indemnities to other parties to certain acquisition agreements. The duration of these indemnities and commitments varies, and in certain cases, is indefinite. The Company believes that substantially all of its indemnities and commitments provide for limitations on the maximum potential future payments it is obligated to make. However, the Company is unable to estimate the maximum amount of liability related to its indemnities and commitments because such liabilities are contingent upon the occurrence of events which are not reasonably determinable. Management believes that any liability for these indemnities and commitments would not be material to the Company’s consolidated financial statements.

Income Taxes

The Company is subject to audit by the Internal Revenue Service (IRS) and various other tax authorities. The Company has reserved for potential adjustments to the provision for income taxes that may result from examinations by, or any negotiated agreements with, these tax authorities, and the Company believes that the final outcome of these examinations or agreements will not have a material effect on the Company’s results of operations. If events occur which indicate payment of these amounts is unnecessary, the reversal of the liabilities would result in the recognition of tax benefits in the period the Company determines the liabilities are no longer necessary. If the estimates of the federal, state, and foreign income tax liabilities are less than the ultimate assessment, a further charge to expense would result.

Legal Matters

Outstanding legal matters as of December 28, 2014 were as follows:

       In the Matter of Certain Flash Memory Chips and Products Containing the Same, U.S International Trade Commission (Investigation No. 337-TA-893).

On August 1, 2013, Spansion LLC, a wholly owned subsidiary of the Company (Spansion LLC), filed a complaint pursuant to Section 337 of the Tariff Act of 1930, as amended (Tariff Act) 19 U.S.C. § 1337 (Section 337), to request the United States International Trade Commission (ITC) to institute an investigation relating to the unlawful importation into the United States, the sale for importation, and/or the sale within the United States after importation of certain Macronix flash memory chips (Macronix Chips) that infringe certain claims of six valid patents held by Spansion LLC, and/or are made, produced or processed under, or by means of, a process covered by the claims of those patents, and products containing the Macronix Chips.

On September 9, 2013, the ITC instituted its investigation, naming the following entities as Respondents in the investigation: Macronix International Co, Ltd., of Hsin-chu, Taiwan; Macronix America, Inc., of Milpitas, CA; Macronix Asia Limited of Kanagawa Pref., Japan; Macronix (Hong Kong) Co., Ltd., of Sa Tin, N.T., Hong Kong; Acer Inc. of New Taipei City, Taiwan; Acer America Corporation of San Jose, CA; ASUSTek Computer Inc. of Taipei City, Taiwan; ASUS Computer International of Fremont, CA; Belkin International, Inc., of Playa Vista, CA; D-Link Corporation of Taipei City, Taiwan; D-Link System, Inc., of Fountain Valley, CA; Netgear Inc., San Jose, CA; Nintendo Co., Ltd., of Kyoto, Japan; and Nintendo of America, Inc., of Redmond, WA.

Through this investigation, Spansion LLC seeks a general exclusion order to exclude from importation all infringing Macronix Chips and downstream products containing such chips. In the event that the ITC is unwilling to issue a general exclusion order, Spansion LLC requests a limited exclusion order be entered against each named Respondent and its subsidiaries and affiliates in order to remedy the Respondents’ violation of Section 337 and to prevent future violations by

Respondents. Spansion LLC has also asked the ITC to issue a cease and desist order to ensure compliance with the requested exclusion orders.

The Respondents alleged that the asserted claims of Spansion’s patents are invalid and not infringed.

The trial was held before the ITC in Washington, DC on October 2-10, 2014. The ITC has entered a target date of July 20, 2015, for completion of its investigation.

The U.S. Patent and Trademark Office (USPTO) has instituted inter partes review with respect to certain claims under four of the six patents involved in this investigation in response to petitions filed by Macronix. On May 7, 2014, the USPTO instituted inter partes review of claims 1-14 of U.S. Patent No. 6,459,625. On May 8, 2014, the USPTO instituted inter partes review of claims 1-4 of U.S. Patent No. 6,369,416; claims 1, 3-5, 7, 20, and 28 of U.S. Patent No. 6,731,536; and claims 1-6 and 8-13 of U.S. Patent No. 7,151,027, in response to petitions filed by Macronix. Absent a showing of good cause for delay, a final decision is expected in each of these inter partes review proceedings by May 8, 2015. A second petition for inter partes review of claims 7 and 14 of U.S. Patent No. 7,151,027 was filed by Macronix on June 4, 2014, and on August 13, 2014, the USPTO instituted inter partes review of those claims. Absent a showing of good cause for delay, a final decision on that inter partes review is expected by August 13, 2015. On August 11, 2014, Macronix filed a second petition for inter partes review of claims 1-23 of the ‘536 patent. At present, the U.S. PTO has not decided to institute proceedings on this petition.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

Spansion LLC v. Macronix International Co., Ltd. et. al., U.S. District Court, Northern District of California (No. 3:13-cv-03566).

On August 1, 2013, Spansion LLC filed a complaint in the U.S. District Court, Northern District of California (San Jose Division), Case No. 3:13-cv-03566-JST, against Macronix International Co., Ltd., Macronix America, Inc., Acer Inc., Acer America Corporation, ASUSTek Computer Inc., ASUS Computer International (America), Belkin International, Inc., D-Link Systems Inc., NETGEAR Inc., Nintendo Co., Ltd., and Nintendo of America, Inc. for infringement of the patents involved in the ITC Investigation No. 337-TA-893 (ITC -893 Investigation), discussed above. Spansion LLC has asked for monetary damages as well as permanent injunctive relief to prevent further infringing activity.

On August 29, 2013, Spansion LLC amended its original complaint to delete certain defendants, resulting in the eleven party defendants identified above (Defendants), and to make certain additional allegations.

On October 8, 2013, pursuant to 28 U.S.C. § 1659, each of the Defendants asserted its statutory right to a mandatory stay of all proceedings in the Northern District of California action until the conclusion of the ITC -893 Investigation. Because the requested stay is mandated by statute, Spansion LLC did not oppose the motion and the requested stay was granted.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

Macronix International Co., LTD. v. Spansion Inc. et. al., U.S. District Court, Northern District of California (No. 4:14-cv-01890).

On October 2, 2013, Macronix International Co., Ltd. filed a complaint in the U.S. District Court, Eastern District of Virginia, Case No. 3:13-cv-679-REP, against Spansion Inc. and Spansion LLC for patent infringement of seven Macronix patents. The complaint sought unspecified monetary damages as well as injunctive relief. Spansion Inc. and Spansion LLC filed an answer to the complaint as well as motions to dismiss and to transfer jurisdiction.

On March 10, 2014 the court ruled favorably on both of Spansion Inc. and Spansion LLC’s motions, ordering Macronix to file an amended complaint and transferring the case to the Northern District of California. Macronix filed an amended complaint and Spansion Inc. and Spansion LLC answered that amended complaint, denying all allegations of infringement and asserting defenses of patent invalidity.

On April 28, 2014, the case was officially transferred to the Northern District of California, Oakland Division (case No. 4:14-cv-01890). On August 4, 2014, Spansion Inc. and Spansion LLC filed a motion to stay the case pending the resolution of In the Matter of Certain Devices Containing Non-Volatile Memory and Products Containing the Same, U.S. International

Trade Commission Investigation No. 337- TA-922, in which Macronix asserted four of the same patents at issue in this case. As a result, the court issued an order staying most of the case, except for limited discovery. No trial date has been set. Previously, Macronix filed a motion for leave to amend its complaint to add additional allegations against the Company and several of its customers. This motion to amend was administratively terminated without prejudice to its renewal upon lifting of the stay.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

In the Matter of Certain Non-Volatile Memory Devices and Products Containing the Same, U.S. International Trade Commission (Investigation No. 337-TA-909).

On December 27, 2013, Macronix International Co., Ltd. and Macronix America, Inc. filed a complaint pursuant to Section 337 to request that the ITC institute an investigation relating to the importation into the United States, the sale for importation, and/or the sale within the United States after importation of certain non-volatile memory devices and products containing such devices. A revised complaint was filed on December 31, 2013, and a letter supplementing the revised complaint was filed on January 14, 2014. The revised complaint alleges that the accused devices infringe certain claims of three patents owned by Macronix (Macronix Patents), and/or are made, produced or processed under, or by means of, a process covered by the claims of the Macronix Patents.

On January 29, 2014, the Commission instituted its investigation, naming as Respondents the following entities: Spansion Inc., Spansion LLC, Spansion (Thailand) Ltd., Beats Electronics LLC of Santa Monica, CA, Delphi Automotive PLC of Gillingham, Kent, United Kingdom, Delphi Automotive Systems, LLC of Troy, Michigan, Harman International Industries, Inc. of Stamford, CT, Harman Becker Automotive Systems, Inc. of Farmington Hills, MI, Harman Becker Automotive Systems GmbH of Karlsbad, Germany, Ruckus Wireless, Inc. of Sunnyvale, CA and Tellabs, Inc. of Naperville, IL. Through this investigation, Macronix seeks a general exclusion order to exclude from importation all of the allegedly-infringing non-volatile memory devices and downstream products containing such devices. In the event that the ITC is unwilling to issue a general exclusion order, Macronix requests that a limited exclusion order be entered against each named Respondent and its subsidiaries and affiliates in order to remedy the Respondents’ violation of Section 337 and to prevent future violations by Respondents. Macronix has also asked the ITC to issue a cease and desist order to ensure compliance with the requested exclusion orders.

The trial was before the ITC in Washington, DC on October 21-27, 2014. At present, the target date for completion of the investigation is May 25, 2015.

Spansion Inc., Spansion LLC, and Spansion (Thailand) Ltd. have filed petitions for inter partes review with the USPTO challenging the validity of the asserted claims of each of the patents asserted by Macronix against Spansion Inc., Spansion LLC, and Spansion (Thailand) Ltd. in the ITC -909 Investigation. On July 11, 2014, Spansion Inc., Spansion LLC, and Spansion (Thailand) Ltd. filed a petition for inter partes review of claims 1-6 and 10-16 of U.S. Patent No. 6,002,630 (“the ‘630 patent”). On July 21, 2014, Spansion Inc., Spansion LLC, and Spansion (Thailand) Ltd. filed a petition for inter partes review of claims 1-3, 7, and 9-13 of U.S. Patent No. 6,100,557 (“the ‘557 patent”). On July 21, 2014, Spansion Inc., Spansion LLC, and Spansion (Thailand) Ltd. filed a petition for inter partes review of claims 1-8 of U.S. Patent No. 6,552,360 (“the ‘360 patent”). On December 22, 2014, the USPTO denied institution of inter partes review of the ‘360 patent. The USPTO has not yet decided whether to institute inter partes review proceedings on the ‘630 or ‘557 patents.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

In the Matter of Certain Non-Volatile Memory Chips and Products Containing the Same, U.S. International Trade Commission (Investigation No. 337-TA-916).

On April 29, 2014, Spansion LLC filed a complaint pursuant to Section 337 of the Tariff Act to request the ITC institute an investigation relating to the unlawful importation into the United States, the sale for importation, and/or the sale within the United States after importation of certain Macronix non-volatile memory chips (Macronix Chips) that infringe certain claims of four valid patents held by Spansion LLC, and/or are made, produced or processed under, or by means of, a process covered by the claims of those patents, and products containing the Macronix Chips.

On May 29, 2014, the ITC instituted its investigation, naming the following entities as Respondents in the investigation: Macronix International Co, Ltd., of Hsinchu, Taiwan; Macronix America, Inc., of Milpitas, CA; Macronix Asia

Limited of Kanagawa Pref., Japan; Macronix (Hong Kong) Co., Ltd., of Sha Tin, N.T., Hong Kong; Acer Inc. of New Taipei City, Taiwan; Acer America Corporation of San Jose, CA; ADT Corporation of Boca Raton, FL; Amazon.com, Inc. of Seattle, WA; ASRock Inc. of Taipei City, Taiwan; ASRock America, Inc. of Chino, CA; ASUSTek Computer Inc. of Taipei, Taiwan; ASUS Computer International of Fremont, CA; Belkin International, Inc., of Playa Vista, CA; D-Link Corporation of Taipei City, Taiwan; D-Link Systems, Inc., of Fountain Valley, CA; Leap Motion, Inc. of San Francisco, CA; Lowe’s Companies, Inc. of Mooresville, NC; Lowe’s Home Centers, Inc. of Wilkesboro, NC; Microsoft Corp. of Redmond, WA; Nintendo Co., Ltd., of Kyoto, Japan; Nintendo of America, Inc., of Redmond, WA; Sercomm Corp. of Taipei, Taiwan; Vonage Holdings Corp. of Holmdel, NJ; Vonage America Inc. of Holmdel, NJ; and Vonage Marketing LLC of Holmdel, NJ.

Through this investigation, Spansion LLC seeks a general exclusion order to exclude from importation all infringing Macronix Chips and downstream products containing such chips. In the event that the ITC is unwilling to issue a general exclusion order, Spansion LLC requests a limited exclusion order be entered against each named Proposed Respondent and its subsidiaries and affiliates in order to remedy the Proposed Respondents’ violation of Section 337 and to prevent future violations by the Proposed Respondents. Spansion LLC has also asked the ITC to issue a cease and desist order to ensure compliance with the requested exclusion orders.

The Respondents alleged that the asserted claims of Spansion’s patents are invalid and not infringed.

Pretrial activities are proceeding. Trial is set for March 16, 2015, and the ITC has set the target date for the conclusion of the investigation as October 2, 2015.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

Spansion LLC v. Macronix International Co., Ltd. et. al., U.S. District Court, Northern District of California (No. 5:14-cv-01946).

On April 28, 2014, Spansion LLC filed a complaint in the U.S. District Court, Northern District of California, Case No. 5:14-cv-01946, against Macronix International Co, Ltd; Macronix America, Inc.; Acer Inc.; Acer America Corporation; ADT Corporation; Amazon.com, Inc.; ASRock Inc.; ASRock America, Inc.; ASUSTek Computer Inc.; ASUS Computer International (America); Belkin International, Inc.; D-Link Corporation; D-Link Systems, Inc.; Leap Motion, Inc.; Lowe’s Companies, Inc.; Lowe’s Home Centers, Inc.; Microsoft Corp.; Nintendo Co., Ltd.; Nintendo of America, Inc.; Sercomm Corp.; Vonage Holdings Corp.; Vonage America Inc.; and Vonage Marketing LLC for infringement of the same patents asserted in ITC Investigation No. 337-TA-916, referenced above. Spansion LLC has asked for monetary damages as well as permanent injunctive relief to prevent further infringing activity.

On June 23, 2014, pursuant to 28 U.S.C. § 1659, the Defendants asserted their statutory right to a mandatory stay of all proceedings in this Northern District of California action until the conclusion of the ITC Investigation No. 337-TA-916. Because the requested stay is mandated by statute, Spansion LLC did not oppose the motion and the requested stay was granted on June 27, 2014.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

In the Matter of Certain Devices Containing Non-Volatile Memory and Products Containing the Same, U.S. International Trade Commission (Investigation No. 337-TA-922).

On June 27, 2014, Macronix International Co., Ltd. and Macronix America, Inc. filed a complaint pursuant to Section 337 to request that the ITC institute an investigation relating to the importation into the United States, the sale for importation, and/or the sale within the United States after importation of certain devices containing Spansion Chips and products containing the Spansion Chips. The complaint alleges that the Spansion Chips infringe certain claims of four patents owned by Macronix (Macronix Patents), and/or are made, produced or processed under, or by means of, a process covered by the claims of the Macronix Patents.

The complaint identifies the following entities as proposed respondents: Spansion Inc., Spansion LLC, Spansion (Thailand) Ltd., Aerohive Networks, Inc. of Sunnyvale, CA, Allied Telesis, Inc. of Bothell, WA, Ciena Corporation of Hanover, MD, Delphi Automotive PLC of Gillingham, Kent, United Kingdom, Delphi Automotive Systems, LLC of Troy, Michigan, Polycom, Inc. of San Jose, CA, Ruckus Wireless, Inc. of Sunnyvale, CA, ShoreTel Inc. of Sunnyvale, CA, Tellabs, Inc. of

Naperville, IL, Tellabs North America, Inc. of Naperville, IL, and TiVo Inc. of San Jose, CA. In its complaint, Macronix seeks a general exclusion order to exclude from importation all of the allegedly-infringing non-volatile memory and downstream products containing such non-volatile memory. In the event that the ITC is unwilling to issue a general exclusion order, Macronix requests that a limited exclusion order be entered against each named Respondent and its subsidiaries and affiliates in order to remedy the Respondents’ violation of Section 337 and to prevent future violations by Respondents. Macronix has also asked the ITC to issue a cease and desist order to ensure compliance with the requested exclusion orders.

On July 29, 2014, the ITC announced institution of an investigation. Discovery is proceeding. Trial is set for April 13-17, 2015, and the ITC has set the target date for the conclusion of the investigation as December 4, 2015.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

In the Matter of Block Decoded Wordline Driver, Triple Well Charge Pump and Products Containing the Same, Landgericht Mannheim, Germany, (Court Docket Nos. 7O 82/14, 7 O 146/14).

On July 7 2014, Macronix International Co., Ltd. filed a complaint in the District Court (or Lendgericht) in Mannheim, Germany, against Spansion LLC, Spansion International, Inc., Polycom GmbH, Harman Becker Automotive Systems GmbH and Ruckus Wireless Inc., for infringement of the German parts of European Patents EP 0 931 379 and EP 1 002 320. Macronix has requested permanent injunctive relief to prevent further infringing activity and seeks an accounting, a recall of infringing devices, reimbursement of costs of the proceedings and confirmation of the defendants’ liability for damages on the merits. Macronix further has requested that the District Court allow preliminary enforcement of the District Court’s decision upon the provision by Macronix of a security bond, should injunctive relief and cost reimbursement be awarded.

A trial on EP 0 931 379 is presently set for February 6, 2015, and a trial for EP 1 002 320 is presently set for March 6, 2015. A verdict is expected four weeks after each respective trial.

On November 7, 2014, Spansion Inc. filed nullity actions in the German Federal Patent Court in Munich regarding both patents. Based upon the nullity actions, Spansion LLC requested that the infringement suits be stayed.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

In the Matter of Flash EPROM Integrated Circuit Architecture, and Products Containing the Same, Landgericht Munich, Germany (Court Docket Nos. 21 O 17805/14, 21 O 20782/14).

On October 29, 2014, Macronix International Co., Ltd. filed a complaint in the District Court (or Lendgericht) in Munich, Germany, against Spansion LLC, Spansion International, Inc., and Harman Becker Automotive Systems GmbH, for infringement of the German parts of European Patents EP 0 728 359 B1 and EP 1 403 878 B1. A hearing has been set for May 20, 2015. Macronix seeks an accounting, a recall of infringing devices, reimbursement of costs of the proceedings and confirmation of the defendants’ liability for damages on the merits.

Pursuant to a settlement agreement between the parties this matter was settled effective as of January 22, 2015. For information with respect to the settlement refer to Subsequent Events in Note 23 of Consolidated Financial Statements.

Walter Jeter v. Spansion Inc., et. al., Superior Court of the State of California, County of Santa Clara, (No. 114CV274635); Shiva Y. Stein v. Spansion Inc., el. al., Superior Court of the State of California, County of Santa Clara (No. 114CV274924).

On December 17, 2014, Walter Jeter filed a class action complaint in the Superior Court of the State of California, County of Santa Clara (No. 114CV274635) against Spansion Inc., its directors, Cypress Semiconductor Corporation, and Mustang Acquisition Corporation. On December 24, 2014, Shiva Y. Stein filed a similar class action complaint in the Superior Court of the State of California, County of Santa Clara (No. 114CV274924) against the same defendants. On January 12, 2015, each of the plaintiffs filed substantially identical amended complaints. Both cases allege that the proposed merger was the result of a flawed process and provides insufficient value to Spansion’s shareholders, and further allege that the disclosures in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on December 19, 2014 are materially incomplete and misleading. Plaintiffs in both cases assert claims against Spansion’s directors for a breach of fiduciary duty and, as to Spansion Inc., Cypress Semiconductor Corporation and Mustang Acquisition Corporation, aiding and abetting a breach of fiduciary duty. The plaintiffs seek to enjoin the Merger Agreement between Spansion Inc. and Cypress Semiconductor Corporation which was announced on December 1, 2014, or alternatively, rescission in the event the defendants are able to consummate it, damages and attorney fees and costs.

Spansion Inc. and the other named defendants have not filed an answer or other responsive pleading to the complaints or the amended complaints.

The Company has not accrued an amount related to this case as it is currently unable to predict the final outcome of this lawsuit and therefore cannot determine the likelihood of loss nor estimate a range of possible loss.

e.Digital Corporation v. Spansion Inc. and Mouser Electronics, Inc., U.S. District Court, Southern District of California (No. 3:15-cv-00141-MMA-WVG)

On January 21, 2015, e.Digital Corporation filed a complaint in the U.S. District Court, Southern District of California, Case No. 3:15-cv-00141-MMA-WVG, against Spansion Inc. and Mouser Electronics, Inc. alleging infringement of U.S. Patent Number 5, 839,108. e.Digital Corporation has asked for monetary damages as well as permanent injunctive relief to prevent further infringing activity. Spansion Inc. and the other named defendant have not filed an answer or other responsive pleading to the complaint.

The Company has not accrued an amount related to this case as it is currently unable to predict the final outcome of this lawsuit and therefore cannot determine the likelihood of loss nor estimate a range of possible loss.

Others

In addition to the above matters, the Company is a party to various legal actions that arose in the normal course of business. In the opinion of management, the aggregate liability, if any, with respect to all of these matters will not have a material adverse effect on the Company's financial condition, result of operations or cash flows.
22. Ongoing Chapter 11 Matters
Resolution of Outstanding Claims

Pursuant to the confirmation of the Plan of Reorganization on April 16, 2010, a claims agent was appointed to analyze and, at his discretion, contest outstanding disputed claims totaling $1.5 billion. On July 16, 2014, a final order was entered by the Bankruptcy Court closing all Chapter 11 cases. The Company recognized a gain of $3.2 million relating to reversal of its reserve for bankruptcy claims for fiscal 2014. This amount has been recorded within Interest income and other, net in the Consolidated Statements of Operations.

As of December 28, 2014, the Company had resolved all outstanding disputed claims and had distributed the 46,264,760 shares of the Company’s stock that were reserved for holders of allowed general unsecured claims.
23. Subsequent events

On January 22, 2015, the Company entered into an agreement with Macronix under which all outstanding patent disputes and actions between the companies, as described in Note 21 of Consolidated Financial Statements, were settled. As a part of the settlement, both companies agreed to dismiss all patent cases between them and their customers worldwide and provided cross licenses to each other with regard to the disputed patents, and the Company made a cash payment to Macronix. Accordingly, the Company recorded a settlement related expense and a corresponding liability in its Consolidated Financial Statements for fiscal 2014 as a component of sales, general and administrative expense and as a component of accrued liabilities and others respectively.